Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

TPG PACE SOLUTIONS CORP.

BLOCKER MERGER SUBS,

TURNKEY VACATIONS, INC.

Blockers

VACASA, INC.,

VACASA HOLDINGS LLC

and,

solely for the purpose of Section 12.12,

BLOCKER HOLDERS (as hereinafter defined)

Dated as of July 28, 2021

i

Section 12.07	Waiver of Jury Trial	97
Section 12.08	Headings	98
Section 12.09	Counterparts	98
Section 12.10	Specific Performance	98
Section 12.11	No Recourse	98
Section 12.12	Company Holders’ Representative	99

Exhibit A	Form of Surviving Corporation Certificate of Incorporation
Exhibit B	Form of Surviving Corporation Bylaws
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Fourth A&R LLCA
Exhibit F	Form of Written Consent
Exhibit G	Capitalization
Exhibit H	Form of Tax Receivable Agreement
Exhibit I	Form of Pace Equity Plan
Exhibit J	Form of Pace ESPP
Exhibit K	Form of Stockholders Agreement
Exhibit L	Form of Certificate of Merger
Exhibit M	Form of Reverse Blocker Certificate of Merger
Exhibit N	Form of Direct Blocker Certificate of Merger
Schedule A	Company Knowledge Parties
Schedule B	Pace Knowledge Parties
Schedule C	Supporting Equity Holders
Schedule D	Blocker Restructuring
Schedule E	Blocker Mergers
Schedule F	Board of Directors of Surviving Corporation
Schedule G	Company Broker Expenses

BUSINESS COMBINATION AGREEMENT, dated as of July 28, 2021 (this “Agreement”), by and among TPG Pace Solutions Corp., an exempted company incorporated in the Cayman Islands (“Pace”), the Blocker Merger Subs (as hereinafter defined, “Blocker Merger Subs”), the Blockers (as hereinafter defined, “Blockers”), including Turnkey Vacations, Inc. (“TK Newco”), Vacasa, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Newco”), Vacasa Holdings LLC, a Delaware limited liability company (the “Company”), and, solely for the purpose of Section 12.12, the undersigned Blocker Holders (as hereinafter defined, “Blocker Holders”). Pace, the Blocker Merger Subs, the Blockers, Newco, the Company and the undersigned Blocker Holders shall be referred to herein from time to time collectively as the “Parties” or individually as a “Party”.

WHEREAS, in connection with the Transactions and prior to the Effective Time, the Company Note Conversion and Company Warrant Settlement shall have been completed;

WHEREAS, following the effective time of the Company Note Conversion and Company Warrant Settlement and prior to the Effective Time, the Company Recapitalization shall have been effected;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Companies Act”), on the Domestication Closing Date, Pace will merge with and into Newco (the “Domestication Merger”), with Newco surviving the Domestication Merger (Newco, in its capacity as the surviving corporation of the Domestication Merger, is sometimes referred to herein as the “Surviving Corporation”) and becoming the sole owner of the Blocker Merger Subs;

WHEREAS, concurrently with the Domestication Merger, Newco shall file a certificate of incorporation in substantially the form attached hereto as Exhibit A (with such changes as may be agreed in writing by the Company, Pace and Newco) (the “Surviving Corporation Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws in substantially the form attached hereto as Exhibit B (with such changes as may be agreed in writing by the Company, Pace and Newco) (the “Surviving Corporation Bylaws”);

WHEREAS, as a result of the Domestication Merger and at the Effective Time: (a) each then issued and outstanding Cayman Pace Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Surviving Corporation Class A Common Stock; (b) each then issued and outstanding share of Cayman Pace Founders Share shall convert automatically, on a one-for-one basis, into a share of Surviving Corporation Class F Common Stock (which will thereafter convert into shares of Surviving Corporation Class A Common Stock in accordance with the Surviving Corporation Certificate of Incorporation); (c) each then issued and outstanding share of Cayman Pace Class G Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Surviving Corporation Class G Common Stock; and (d) the Common Stock of Newco held by the Company shall be cancelled;

WHEREAS, each Blocker Merger Sub is a wholly-owned direct subsidiary of Pace as of the date of this Agreement;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the Parties will enter into a business combination transaction pursuant to which (a) each of the Blocker Merger Subs will merge with and into the applicable Blocker, including TK Newco, with such Blocker surviving such merger (as set forth on Schedule E) (each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (b) each surviving Blocker will merge with and into Newco (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers”), with Newco surviving each Direct Blocker Merger;

WHEREAS, for U.S. federal income tax purposes, (a) the Domestication Merger is intended to be treated as a reorganization under Section 368(a)(1)(F) of the Code, (b) each Reverse Blocker Merger and its corresponding Direct Blocker Merger, taken together, is intended to constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a reorganization within the meaning of Section 368(a) of the Code, and (c) this Agreement is intended to constitute, and is hereby adopted by the Parties as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 368, 354 and 361 of the Code;

WHEREAS, the Board of Managers and managing member of the Company (the “Company Board”) have unanimously (a) determined that the Transactions are fair to, and in the best interests of, the Company and the Company Holders and have approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions by the Company Holders entitled to vote thereon;

WHEREAS, the Board of Directors of Pace (the “Pace Board”) has (a) determined that the Transactions are fair to, and in the best interests of, Pace and its shareholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Mergers and the Transactions, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions by the shareholders of Pace entitled to vote thereon;

WHEREAS, the Board of Directors of each Blocker Merger Sub has unanimously (a) determined that the applicable Reverse Blocker Merger and the Transactions are fair to, and in the best interests of, such Blocker Merger Sub, and have approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the applicable Reverse Blocker Merger and the Transactions, and (b) recommended, among other things, the approval and adoption of this Agreement, the applicable Reverse Blocker Merger and the Transactions by Pace;

WHEREAS, the Board of Directors of each Blocker has unanimously (a) determined that the applicable Direct Blocker Merger, the applicable Reverse Blocker Merger and the Transactions are fair to, and in the best interests of, such Blocker and its shareholders, and has approved and adopted this Agreement the other Transaction Documents and declared their advisability and approved the applicable Direct Blocker Merger, the applicable Reverse Blocker Merger and the Transactions, and (b) recommended the approval and adoption of this Agreement, the applicable Direct Blocker Merger, the applicable Reverse Blocker Merger and the Transactions by the applicable shareholders;

WHEREAS, contemporaneously with the execution of this Agreement, each Company Holder and Blocker Holder listed on Schedule C attached hereto (collectively, the “Supporting Equity Holders”) has duly executed and delivered a transaction support agreement, substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing prior to Closing by the Company, Pace and Newco) (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Equity Holder has agreed to, among other things, support and vote in favor of this Agreement, the Transaction Documents to which the Company, the applicable Blocker or the applicable Blocker Holder, as applicable, is or will be a party and the transactions contemplated hereby and thereby (including, the Company Recapitalization and the Blocker Mergers, as applicable);

WHEREAS, in connection with the Closing, Pace, certain equityholders of the Company and certain shareholders of Pace shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing prior to Closing by the Company, Pace and Newco);

WHEREAS, in connection with the Closing, Sponsor and certain Company Holders shall enter into a Stockholders Agreement (the “Stockholders Agreement”) related to certain governance matters of the Surviving Corporation substantially in the form attached hereto as Exhibit K (with such changes as may be agreed in writing by the Company, Pace and Newco);

WHEREAS, Pace, its officers and directors, and Sponsor are parties to that certain Letter Agreement, dated April 13, 2021 (the “Letter Agreement”);

WHEREAS, prior to the date hereof, Pace and Newco have entered into certain forward purchase agreements (as amended, including as of the date hereof, the “Forward Purchase Agreements”) with certain investors pursuant to which such investors (the “Forward Purchase Investors”), upon the terms and subject to the conditions set forth therein, have agreed to purchase certain shares of Surviving Corporation Class A Common Stock as provided below in Section 2.1(f); and

WHEREAS, Pace and Newco, concurrently with the execution and delivery of this Agreement, are entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors (the “PIPE Investors”), upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Surviving Corporation Class A Common Stock at a purchase price of $9.50 in a private placement or placements (the “Private Placements”) to be consummated on concurrently with the consummation of the Transactions;

WHEREAS, in connection with the Closing, Newco, the Company, certain Company Holders, stockholders of TK Newco and certain Blocker Holders shall enter into the Tax Receivable Agreement (the “Tax Receivable Agreement”) substantially in the form attached hereto as Exhibit H (with such changes as may be agreed in writing prior to Closing by the Company, Pace and Newco).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.
DEFINITIONS

Section 1.01         Certain Definitions. For purposes of this Agreement:

“affiliate” or “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that, except with respect to Section 12.11, none of TPG Global, LLC or any of its Affiliates (other than Pace or any subsidiary of Pace), including any portfolio company of or fund organized by any of the foregoing, shall be deemed an affiliate of Pace or Sponsor for purposes of this Agreement.

“Ancillary Agreements” means the Fourth A&R LLCA, Registration Rights Agreement, the Stockholders Agreement, the Transaction Support Agreements, the Written Consent, the Forward Purchase Agreements, the Subscription Agreements, the Tax Receivable Agreement and all other agreements, certificates and instruments executed and delivered by Pace, Blocker Merger Subs, the Blockers or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Available Cash” shall equal, as of the Closing, the amount of funds contained in the Trust Account (net of the Pace Shareholder Redemption Amount and the amounts of Company Expenses and Pace Expenses) plus the amount of Available Financing Proceeds.

“Available Financing Proceeds” shall equal, as of the Closing, the net cash proceeds actually received by Pace pursuant to the Subscription Agreements and the Forward Purchase Agreements.

“Blocker Holders” means each of the entities listed as a Blocker Holder on Schedule E hereto.

“Blockers” means each of the entities listed as a Blocker on Schedule E hereto.

“Blocker Merger Subs” means each of the entities listed as a Blocker Merger Sub on Schedule E hereto.

“Blocker Merger Sub Organizational Documents” means the certificate of incorporation, bylaws and other organizational documents of each Blocker Merger Sub, as applicable, and as each may be amended, modified or supplemented from time to time.

“Blocker Mergers” means, collectively, the Reverse Blocker Mergers and the Direct Blocker Mergers.

“Blocker Organizational Documents” means the certificate of incorporation, bylaws and any other organizational document of each Blocker, as amended, modified or supplemented from time to time.

“Blocker Securities” means the Equity Interests in each Blocker as of immediately prior to the Closing.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, N.Y.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Cayman Pace Articles” means the Amended and Restated Memorandum and Articles of Association of Pace adopted on April 6, 2021, and effective on April 8, 2021.

“Cayman Pace Class A Ordinary Share” means, prior to the Domestication Merger, a Class A ordinary share $0.0001 par value in the capital of Pace.

“Cayman Pace Class G Ordinary Share” means, prior to the Domestication Merger, a Class G ordinary share $0.0001 par value in the capital of Pace.

“Cayman Pace Founders Share” means, prior to the Domestication Merger, a Class F ordinary share $0.0001 par value in the capital of Pace.

“Cayman Pace Ordinary Shares” means, prior to the Domestication Merger, the Cayman Pace Class A Ordinary Shares, the Cayman Pace Class G Ordinary Shares and the Cayman Pace Founders Shares.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Cash Consideration” shall equal the lesser of (i) an amount equal to the Available Cash minus three-hundred and seventy three million dollars ($373,000,000) and (ii) an amount determined by the Company in its sole discretion; provided, that the Company notifies Pace of such amount no later than one (1) Business Day prior to Closing.

“Company Class A Common Units” means the “Class A Common Units” as defined in the Company LLCA.

“Company Class B Common Units” means the “Class B Common Units” as defined in the Company LLCA.

“Company Class B Units” means, collectively, the Company Class B Common Units, the Company Preferred Units and the Company Class B Employee Equity Units.

“Company Class B Employee Equity Units” means the “Class B Employee Equity Units” as defined in the Company LLCA.

“Company Class C Common Units” means the “Class C Common Units” as defined in the Company LLCA.

“Company Class C Employee Equity Units” means the “Class C Employee Equity Units” as defined in the Company LLCA.

“Company Class C Units” means, collectively, the Company Class C Common Units and the Company Class C Employee Equity Units.

“Company Common Units” means, (i) immediately before the Company Recapitalization, collectively, the Company Class A Common Units, the Company Class B Common Units and the Company Class C Common Units and (ii) upon and immediately following the Company Recapitalization, the “Common Units” as defined in the Fourth A&R LLCA.

“Company Debt” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable on the Closing Date as a result of the prepayment thereof or the consummation of the Transactions) arising under, any obligations of the Company or any Company Subsidiary consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security or (c) deferred or unpaid purchase price for acquisitions, property or services, including overdue payables, earnouts, seller notes, holdbacks and other deferred obligations (whether fixed or contingent, calculated as the maximum amount payable under or pursuant to such obligation).

“Company Disclosure Schedule” means the Company’s disclosure schedule delivered by the Company in connection with this Agreement.

“Company Equity Consideration” means a number of Company Up-C Units, shares of Surviving Corporation Class A Common Stock, Surviving Corporation SAR Awards, and/or Surviving Corporation Options (as specified in the Allocation Schedule) equal to the quotient determined by (1) with respect to the Company dividing (a) the Vacasa Equity Value minus the portion of the Company Cash Consideration allocated to holders of Company Equity Securities other than TK Newco and the equityholders of TK Newco (other than holders of TK Newco Class B Common Stock in their capacity as such, which are non-economic interests and which will receive no portion of the Aggregate Consideration in connection with the Transactions) by (b) $10.00 and (2) with respect to TK Newco and the equityholders of TK Newco (other than holders of Class B Common Stock of TK Newco in their capacity as such), dividing (a) the TK Newco Equity Value minus the portion of the Company Cash Consideration allocated to TK Newco and the equityholders of TK Newco (other than holders of TK Newco Class B Common Stock in their capacity as such, which are non-economic interests and which will receive no portion of the Aggregate Consideration in connection with the Transactions) by (b) $10.00.

“Company Equity Securities” means, collectively, the Equity Interests in the Company, including the Company Units and Company UAR Awards.

“Company Equity Value” means $3,963,000,000.

“Company Expenses” means, as of any determination time, the aggregate amount of reasonable and out of pocket third party fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company and the Company Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of their covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company and the Company Subsidiaries, or that are incurred by Pace on behalf of the Company as set forth on Schedule G, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, and except as set forth in clause (a) of the preceding sentence, Company Expenses shall not include any Pace Expenses.

“Company Holders” means each holder of Company Equity Securities, including the Blockers.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company LLCA” means the Third Amended and Restated Limited Liability Company Agreement of the Company dated April 1, 2021.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate, including changes in the business of marketing, renting and/or managing vacation properties on behalf of third party owners for rent or lease to consumers; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, including COVID-19 or any COVID-19 Measures and, in each case, any effects thereof, and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; (viii) any Effect attributable to any outage of the Company’s booking platform that is not sustained; (ix) any matter set forth on the Company Disclosure Schedule, to the extent that such Effect is reasonably foreseeable based upon such disclosed matter; or (x) any Effect attributable to the death or disability of any key employees; (xi) any Effect attributable to disruptions in sales and marketing channels and disruptions in service providers, in each case that is not sustained; or (xii) any actions taken, or failures to take action, or such other changes or events, in each case, which Pace has requested in writing or to which it has consented in writing.

“Company Notes” means the secured convertible Series D-1 notes of the Company issued pursuant to the Company Note Purchase Agreement.

“Company Note Conversion” means the conversion of the Company Notes into Series D-1 Preferred Units of the Company in accordance with the terms of the Company Note Purchase Agreement, including the payment of all accrued and unpaid interest and all other amounts due upon conversion and the release of guarantees and Liens and termination of any security interest relating to the Company Notes and delivery of evidence thereof.

“Company Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of May 21, 2020, among the Company, the Purchasers listed on Schedule A thereto and Wilmington Savings Fund Society, FSB, a federal savings bank, as the Administrative Agent and Collateral Agent.

“Company Organizational Documents” means the certificate of formation, limited liability company agreement and any other organizational documents of the Company, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Units” means, collectively, the “Series A Preferred Units”, “Series B Preferred Units”, “Series B-2 Preferred Units”, “Series C Preferred Units”, “Series C-1 Preferred Units”, “Series C-2 Preferred Units”, “Series D-1 Preferred Units” and “Series D-2 Preferred Units” as defined in the Company LLCA.

“Company Employee Equity Units” means the “Profits Interests” as defined in the Company LLCA.

“Company Subsidiary” means each subsidiary of the Company.

“Company UAR” means a “Unit Appreciation Right” as defined in the Company UAR Plan.

“Company UAR Award” means an award of Company UARs.

“Company UAR Plan” means the Company’s 2016 Equity Compensation Incentive Plan.

“Company Units” means, collectively, the Company Common Units, the Company Preferred Units and Company Employee Equity Units.

“Company Up-C Units” means a “Unit” as defined in the Fourth A&R LLCA.

“Company Warrants” means the warrants of the Company to purchase Equity Interests of the Company.

“Company Warrant Settlement” means the exercise of all Company Warrants in full in accordance with their respective terms.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or the Company Subsidiaries that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiary that is subject to or bound by any confidentiality agreements or other confidentiality restriction or obligation.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Employee Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA and (b) nonqualified deferred compensation plan, bonus, stock option, stock purchase, restricted stock, other equity or equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plan, program, policy, agreement, program, practice, understanding or arrangement which is not described in the clause (a) of this definition, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety.

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Fourth A&R LLCA” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by the Company, Pace and Newco).

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, legionella bacteria and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental Entity Obligations” means, with respect to a corporation, limited partnership or limited liability company, those liabilities or obligations incidental to its existence and status as such an entity, such as annual fees owed to the state of its formation and fees owed to a registered agent.

“Income Tax Returns” means any IRS Form 1065 (and any similar form for U.S. state and local tax purposes due in a jurisdiction that follows the U.S. federal income tax treatment of entities).

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, including rights to use any Personal Information, (e) Internet domain names and social media accounts, (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description, (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intervening Event” means any Effect that individually or in the aggregate, (x) has a Company Material Adverse Effect, (y) was not known or reasonably foreseeable to the Pace Board as of the date hereof and that becomes known to the Pace Board after the date hereof and prior to the receipt of approval of the Pace Proposals and (z) does not relate to (1) an Alternative Transaction or (2) clearance of the Mergers by any Governmental Authority, including with respect to the actions taken pursuant to or required to be taken pursuant to Section 9.07 or Section 9.10; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been an “Intervening Event”: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate, including changes in the business of marketing, renting and/or managing vacation properties on behalf of third party owners for rent or lease to consumers; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, including COVID-19 or any COVID-19 Measures and, in each case, any effects thereof, and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in an Intervening Event; (viii) any Effect attributable to any outage of the Company’s booking platform that is not sustained; (ix) any Effect attributable to the death or disability of any key employees; (x) any Effect attributable to disruptions in sales and marketing channels and disruptions in service providers, in each case that is not sustained; (xi) any matter set forth on the Company Disclosure Schedule; or (xii) any actions taken, or failures to take action, or such other changes or events, in each case, which Pace has requested in writing or to which it has consented in writing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Pace, the actual knowledge of the persons listed on Schedule B, after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, stock exchange requirements, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Liquidity Event UAR Condition” means the earlier to occur of a Change in Control (as defined in the Company UAR Plan) or the occurrence of the Post-IPO Date (as defined in the award agreements evidencing the Company UAR Awards).

“Losses” means any and all losses, claims, obligations, causes of action, payments, demands, costs, damages, liabilities, obligations, reasonable expenses of any nature (including costs of investigation and attorneys’ fees and disbursements), judgments, fines, settlements, charges, assessments, Taxes and other amounts, of any nature whatsoever, whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or liquidated or unliquidated.

“Material Company Customers” means the ten (10) largest vacation rental owners of the Company during the twelve (12)-month period ended December 31, 2020, measured by dollar volume of transactions.

“Material Company Suppliers” means the ten (10) largest suppliers of the Company during the twelve (12)-month period ended December 31, 2020, measured by dollar volume of transactions.

“Material Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant with rent obligations per property equal to or exceeding $200,000 per twelve (12)-month period, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Mergers” means, collectively, the Domestication Merger and the Blocker Mergers.

“Open Source Software” means any Software in source code form that is licensed pursuant to (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (c) any Reciprocal License.

“Pace Disclosure Schedule” means Pace’s disclosure schedule delivered by Pace in connection with this Agreement.

“Pace Expenses” means, as of any determination time, the aggregate amount of out of pocket third party fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Pace or any Blocker Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Pace or any Blocker Merger Sub (including deferred underwriting fees and placement agent fees), (b) the fees, expenses, commissions or other amounts that are expressly allocated to Pace or any Blocker Merger Sub pursuant to this Agreement or any other Transaction Document, and (c) the repayment of the outstanding Sponsor loan incurred in the ordinary course and in furtherance of the Transactions, which amounts to $750,000.00 in the aggregate as of the date of this Agreement. Notwithstanding the foregoing or anything to the contrary herein, Pace Expenses shall not include any Company Expenses and any expenses set forth on Schedule G.

“Pace Material Adverse Effect” means any Effect that (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Pace, or (b) would prevent, materially delay or materially impede the performance by Pace or Blocker Merger Subs of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Pace Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Pace operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Pace as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the Transactions), or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Pace is materially disproportionately affected thereby as compared with other “SPACs” operating in the industry in which Pace operates.

“Pace Organizational Documents” means (a) prior to the Domestication Merger, the Cayman Pace Articles and the Trust Agreement and (b) following the Domestication Merger, the Surviving Corporation Certificate of Incorporation, the Surviving Corporation Bylaws and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Pace Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of Pace of the Redemption Rights.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (g) Liens identified in the Company Financial Statements, and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, in each case to the extent the same do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (and in all events excluding monetary liens).

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, (c) any other, similar information or data regulated by Privacy/Data Security Laws, and (d) any information that is covered by PCI DSS.

“Plans” means all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant and/or other service provider, or under which the Company or any Company Subsidiary or ERISA Affiliate has or could reasonably be expected to incur any liability (contingent or otherwise).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Period Tax Proceeding” means any Tax Proceeding relating to income Taxes for a Pre-Closing Tax Period.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Article 49 of the Cayman Pace Articles.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Requisite Company Approval” means the affirmative vote of the requisite Company Holders and Blocker Holders required to approve and adopt the Agreement, the Allocation Schedule and Transaction Documents and consummate the Transactions (including, as applicable, each Blocker Merger and the Domestication Merger) in accordance with the DLLCA, the DGCL, the Company Organizational Documents (including the Company LLCA, TK Newco Stockholders Agreement) and the Blocker Organizational Documents, as applicable.

“Required Pace Shareholder Approval” means the approval of the Pace Proposals by the affirmative vote of the holders of the requisite number of Cayman Pace Ordinary Shares voting, whether in person or by proxy, at a duly convened meeting of the Pace shareholders.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Services” means any services provided by the Company in the business of marketing, renting and managing vacation properties on behalf of third party owners for rent or lease to consumers for transient and short term stays.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“Sponsor” means TPG Pace Solutions Sponsor, Series LLC, a Delaware series limited liability company.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“subsidiary” or “subsidiaries” of the Company, Pace or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, or sale of, the Services of the Company or any Company Subsidiary.

“Surviving Corporation Class A Common Stock” means, following the Domestication Merger, the Surviving Corporation’s Class A Common Stock, par value $0.00001 per share, as described in the Surviving Corporation Certificate of Incorporation.

“Surviving Corporation Class B Common Stock” means, following the Domestication Merger, the Surviving Corporation’s Class B Common Stock, par value $0.00001 per share, as described in the Surviving Corporation Certificate of Incorporation.

“Surviving Corporation Class F Common Stock” means, following the Domestication Merger, the Surviving Corporation’s Class F Common Stock, par value $0.00001 per share, as described in the Surviving Corporation Certificate of Incorporation.

“Surviving Corporation Class G Common Stock” means, following the Domestication Merger, the Surviving Corporation’s Class G Common Stock, par value $0.00001 per share, as described in the Surviving Corporation Certificate of Incorporation.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case, imposed by any Governmental Authority, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.

“Tax Proceeding” means any audit, examination, claim or similar proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“TK Newco Class B Common Stock” means TK Newco’s Class B Common Stock, par value $0.0001 per share.

“TK Newco Option” means an option to purchase shares of TK Newco common stock.

“TK Newco Equity Plan” means TK Newco’s 2014 Equity Incentive Plan, as amended.

“TK Newco Equity Value” means $812,730,850.

“TK Newco Holder” means each holder of TK Newco Options and TK Newco Warrants.

“TK Newco Stockholders Agreement” means that certain Stockholders Agreement of TK Newco, dated as of April 1, 2021, by and among TK Newco, the Company and the Stockholders (as defined therein).

“TK Newco Warrants” means the warrants of TK Newco to purchase capital stock of TK Newco.

“Trading Day” means any day on which shares of Surviving Corporation Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Surviving Corporation Class A Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Pace, Newco, Blocker Merger Subs or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Taxes” means state and local transfer, sales, use, stamp, registration or other similar Taxes.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Vacasa Equity Value” means $3,150,269,150.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Pace in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02     Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 5.09
Agreement	Preamble
Allocation Schedule	§ 4.01(a)
Alternative Transaction	§ 9.04
Antitrust Laws	§ 9.10(a)
Blocker Holders	Preamble
Company Balance Sheet	§ 5.07(a)
Company Financial Statements	§ 5.07(a)
Blocker Merger Subs	Preamble
Blocker Restructuring	§ 2.02(b)
Blockers	Preamble
Blue Sky Laws	§ 5.05(b)
Certificate of Merger	§ 2.03(b)
Claims	§ 8.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Closing Filing	§ 9.08
Closing Press Release	§ 9.08
Company	Preamble
Company Board	Recitals
Company D&O Persons	§ 9.06(a)
Company Permits	§ 5.06
Company Prepared Returns	§ 9.12(a)
Company Recapitalization	§ 2.02(b)
Company UAR Exchange Ratio	§ 4.01(a)
Confidentiality Agreement	§ 9.03(b)
Contracting Parties	§ 12.11
Converted Company Employee Equity Unit	§ 2.02(b)
Delivered Financial Statements	§ 9.15
Direct Blocker Certificate of Merger	§ 3.02(b)
Direct Blocker Effective Time	§ 3.02(b)
Direct Blocker Mergers	Recitals
DGCL	Recitals
DLLCA	Recitals
Domestication Merger	Recitals
Effect	Definition of Company Material Adverse Effect
Effective Time	§ 2.03(b)
Environmental Permits	§ (a)
ERISA Affiliate	§ 5.10(c)
Exchange Act	§ 5.05(b)
Exchange Agent	§ 4.02(a)
Exchange Fund	§ 4.02(a)
Forward Purchase Agreements	Recitals
GAAP	§ 5.07(a)

Defined Term	Location of Definition
Governmental Authority	§ 5.05(b)
Insurance Policies	§ 5.17(a)
Intended Tax Treatment	§ 9.12(c)(v)
IRS	§ 5.10(b)
Lease	§ 5.12(a)
Lease Documents	§ 5.12(a)
Letter Agreement	Recitals
Letter of Transmittal	§ 4.02(b)
Material Contracts	§ 5.16(a)
Maximum Premium	§ 9.06(b)
Modified Withholding Statement	§ 4.03(b)
Nonparty Affiliates	§ 12.11
Outside Date	§ 11.01(b)
Pace	Preamble
Pace Board	Recitals
Pace Equity Plan	§ 0
Pace Preferred Shares	§ 7.03(a)
Pace Prepared Returns	§ 9.12(a)
Pace Proposals	§ 9.02(a)
Pace SEC Reports	§ 7.07(a)
Pace Shareholders’ Meeting	§ 9.02(a)
Parties	Preamble
Plans	§ 5.10(a)
PPACA	§ 5.10(f)
Private Placements	Recitals
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	§ 9.01(a)
Remedies Exceptions	§ (e)
Reverse Blocker Certificate of Merger	§ 3.01(b)
Reverse Blocker Effective Time	§ 3.01(b)
Reverse Blocker Merger	Recitals
Reverse Blocker Surviving Corporation	§ 3.01(a)
Securities Act	§ 5.05(b)
Signing Filing	§ 9.08
Signing Press Release	§ 9.08
Special Resolution Proposals	§ 9.02(a)
Subscription Agreements	Recitals
Supporting Equity Holders	Recitals
Surviving Corporation	§ 0
Tax Receivable Agreement	Recitals
Terminating Company Breach	§ 11.01(e)
Terminating Pace Breach	§ 11.01(f)
TK Newco	Preamble
Transaction Support Agreements	Recitals
Trust Account	§ 7.13
Trust Agreement	§ 7.13
Trust Fund	§ 7.13
Trustee	§ 7.13
Written Consent	§ Section 9.12
Written Consent Deadline	§ Section 9.12

Section 1.03     Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including without limitation,” (vii) the word “or” shall be disjunctive but not necessarily exclusive, (viii) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law; (ix) words importing the singular shall also include the plural, and vice versa; (x) references to “$” or “dollar” or “US$” shall be references to United States dollars; the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; and (xi) all references to any contract or agreement are to that contract or agreement as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).

(b)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II.
CLOSING; REORGANIZATION; DOMESTICATION MERGER; AGREEMENT AND PLAN OF MERGER

Section 2.01     Closing Transactions. In connection with the Closing, on the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:

(a)            the Company Note Conversion and Company Warrant Settlement shall be consummated;

(b)            the Blocker Restructuring and the Company Recapitalization shall be consummated;

(c)            the Domestication Merger shall be consummated;

(d)            unless otherwise waived by the Company (it being understood that no approval of Pace or the Surviving Corporation shall be required for such waiver), the investors party to the Subscription Agreements shall purchase, and the Surviving Corporation shall issue and sell to the investors the number of shares of Surviving Corporation Class A Common Stock pursuant to and as set forth in the Subscription Agreements against payment of the amounts set forth in the Subscription Agreements;

(e)            unless otherwise waived by the Company (it being understood that no approval of Pace or the Surviving Corporation shall be required for such waiver), subject to Section 4.01(g)(i), the investors party to the Forward Purchase Agreements shall purchase, and the Surviving Corporation shall issue and sell to such investors, the number of shares of Surviving Corporation Class A Common Stock pursuant to and as set forth in the Forward Purchase Agreements against payment of the amounts set forth in the Forward Purchase Agreements;

(f)            the Reverse Blocker Mergers shall be consummated substantially simultaneously;

(g)            the Direct Blocker Mergers shall be consummated substantially simultaneously; and

(h)            the Surviving Corporation shall contribute all of the assets then held by the Surviving Corporation (other than Equity Interests of the Company) to the Company in exchange for such number of Company Up-C Units such that, after giving effect to such exchange and the Blocker Mergers, the Surviving Corporation shall hold a number of Company Up-C Units equal to the number of shares of Surviving Corporation Class A Common Stock (after giving effect to the conversion of the Surviving Corporation Class F Common Stock in accordance with the Surviving Corporation Certificate of Incorporation) and Surviving Corporation Class G Common Stock issued and outstanding immediately after giving effect to the Transactions. A portion of such Company Up-C Units shall be subject to forfeiture in certain circumstances pursuant to the terms of the Fourth A&R LLCA.

Section 2.02     Company Recapitalization.

(a)            Prior to the Effective Time, the restructuring set forth on Schedule D (the “Blocker Restructuring”) shall have been completed such that, after giving effect to such restructuring, the Blockers shall, collectively, directly hold Company Equity Securities. After the date hereof, the Company may make modifications to Schedule D (i) which modifications are not material to the interests of Pace; or (ii) with the prior written consent of Pace (not to be unreasonably withheld, conditioned or delayed).

(b)            Immediately prior to the Effective Time, the Company LLCA, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form of the Fourth A&R LLCA, pursuant to which: (i) each Company Unit (and any other Company Equity Securities, other than the Company Employee Equity Units, and Company UAR Awards) that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of Company Common Units (and Company Options (as such term is used in the Fourth A&R LLCA)) as determined by the Company Board in accordance with Section 5.6(c) of the Company LLCA; and (ii) each Company Employee Equity Unit that is issued and outstanding, whether vested or unvested, immediately prior to the Effective Time shall be automatically converted into such number of Company Common Units as determined by the Company Board in accordance with Section 5.6(c) of the Company LLCA, subject to the same terms and conditions (including applicable vesting requirements) applicable to such Company Employee Equity Unit pursuant to the Company LLCA and the applicable award agreement in effect immediately prior to the Effective Time, at a conversion rate taking into account the Company Equity Value and the applicable participation threshold of such Company Employee Equity Unit (each, as converted, a “Converted Company Employee Equity Unit”); and (iii) each Company UAR Award that is issued and outstanding, whether vested or unvested, immediately prior to the Effective Time shall be automatically converted into a Company UAR Award in respect of Company Common Units as determined by the Company Board, subject to the same terms and conditions (including applicable vesting requirements, as modified pursuant to this Agreement) applicable to such Company UAR Award as of immediately prior to the Company Recapitalization, except the exercise price and number of units underlying the Company UAR Award shall be equitably adjusted in a manner consistent with the requirements of Section 409A of the Code (each, as converted, a “Converted Company UAR Award”) (such transactions in clauses (i) through (iii), the “Company Recapitalization”).

(c)            The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables and release of signatures on the third (3rd) Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) or such other place, date and/or time as Pace and the Company may agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03     The Domestication Merger.

(a)            Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DGCL, one (1) Business Day prior to the Closing Date (the “Domestication Closing Date”) at the Effective Time, Pace shall be merged with and into Newco. As a result of the Domestication Merger, the separate exempted company existence of Pace shall cease and Newco shall continue as the Surviving Corporation of the Domestication Merger.

(b)            On the Domestication Closing Date, and effective as of 11:59 p.m. Eastern Standard Time (the “Effective Time”), the parties hereto shall cause the Domestication Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit L hereto (with such changes as may be agreed in writing by the Company, Pace and Newco) (a “Certificate of Merger”) with the Secretary of State of the State of Delaware and this Agreement or a separate plan of merger (together with all ancillary documents) with the Registrar of Companies in the Cayman Islands, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the Companies Act and mutually agreed by the parties.

Section 2.04     Effect of the Domestication Merger. At the Effective Time, the effect of the Domestication Merger shall be as provided in the applicable provisions of the DGCL, the Companies Act and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Pace and Newco shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Pace and Newco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.05     Certificate of Incorporation; Bylaws.

(a)            At the Effective Time, the Surviving Corporation Certificate of Incorporation, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and the Surviving Corporation Certificate of Incorporation.

(b)            At the Effective Time, the Surviving Corporation Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and the Surviving Corporation Bylaws.

Article III.
BLOCKER MERGERS

Section 3.01     Reverse Blocker Mergers.

(a)            Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DGCL, at the Reverse Blocker Effective Time, which Reverse Blocker Effective Time shall be after the Effective Time, the each of the Blocker Merger Subs will merge with and into the applicable Blocker, including TK Newco, with such Blocker surviving such Reverse Blocker Merger (as set forth on Schedule E). As a result of each Reverse Blocker Merger, the separate corporate existence of each Blocker Merger Sub shall cease and the applicable Blocker shall continue as the surviving entity of each such Reverse Blocker Merger (in such capacity and as applicable, the “Reverse Blocker Surviving Corporation”).

(b)            On the Closing Date and immediately prior to the Direct Blocker Effective Time, the parties hereto shall cause each Reverse Blocker Merger to be consummated in the order described in Section 3.01(a) by filing a certificate of merger in substantially the form attached as Exhibit M hereto (with such changes as may be agreed in writing by the Company, Pace and Newco) (a “Reverse Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and effective time of each such Reverse Blocker Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in each such Reverse Blocker Certificate of Merger) being the “Reverse Blocker Effective Time”).

(c)            At the Reverse Blocker Effective Time, the effect of each Reverse Blocker Merger shall be as provided in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Reverse Blocker Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of each Blocker Merger Sub shall vest in the Reverse Blocker Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each Blocker Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Reverse Blocker Surviving Corporation.

(d)            At the Reverse Blocker Effective Time, the applicable Blocker Merger Sub certificate of incorporation, as in effect immediately prior to such Reverse Blocker Effective Time, shall be the certificate of incorporation of the Reverse Blocker Surviving Corporation until thereafter amended as provided by the DGCL and such Blocker certificate of incorporation.

(e)            At the Reverse Blocker Effective Time, the applicable Blocker Merger Sub bylaws, as in effect immediately prior to such Reverse Blocker Effective Time, shall be the bylaws of such Reverse Blocker Surviving Corporation until thereafter amended as provided by the DGCL and such Blocker bylaws.

(f)            At the Reverse Blocker Effective Time, the directors of the Board of Directors of the applicable Blocker Merger Sub, as in effect immediately prior to the Reverse Blocker Effective Time, shall be the directors of the Board of Directors of the applicable Reverse Blocker Surviving Corporation until their successors shall be duly elected and qualified or until their death, resignation or removal.

Section 3.02     Direct Blocker Mergers.

(a)            Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DGCL, at the Direct Blocker Effective Time, (i) TK Newco will merge with and into the Surviving Corporation, with the Surviving Corporation surviving such merger and (ii) each of the surviving Blockers will merge with and into the Surviving Corporation, with the Surviving Corporation surviving each Direct Blocker Merger (as set forth on Schedule E). As a result of each Direct Blocker Merger, the separate corporate existence of the applicable Blocker shall cease and the Surviving Corporation shall continue as the surviving entity of each such Direct Blocker Merger.

(b)            On the Closing Date and immediately following the Reverse Blocker Effective Time, the parties hereto shall cause each Direct Blocker Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit N hereto (with such changes as may be agreed in writing prior to Closing by the Company, Pace and Newco) (a “Direct Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and effective time of each such Direct Blocker Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in each such Direct Blocker Certificate of Merger), as applicable, being the “Direct Blocker Effective Time”).

(c)            At the Direct Blocker Effective Time, the effect of each Direct Blocker Merger shall be as provided in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Direct Blocker Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of each Blocker (including the Company Up-C Units held by such Blocker) shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each Blocker shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(d)            At the Direct Blocker Effective Time, the Surviving Corporation Certificate of Incorporation, as in effect immediately prior to the Direct Blocker Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and the Surviving Corporation Certificate of Incorporation.

(e)            At the Direct Blocker Effective Time, the Surviving Corporation Bylaws, as in effect immediately prior to the applicable Direct Blocker Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and the Surviving Corporation Bylaws.

(f)            At the Direct Blocker Effective Time, the Board of Directors and executive officers of the Surviving Corporation shall be as set forth on Schedule F.

Article IV.
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 4.01     Conversion of Securities; Allocation of Aggregate Consideration.

(a)            The aggregate consideration (the “Aggregate Consideration”) that will ultimately be received by, without duplication, Company Holders (other than the Blockers) and Blocker Holders, including the TK Newco Holders in accordance with this Agreement shall consist of the Company Cash Consideration and the Company Equity Consideration to be allocated in accordance with the Allocation Schedule.

(b)            On the date hereof, the Company has delivered to Pace a schedule (as may be updated pursuant to Section 4.01(c), the “Allocation Schedule”), allocating the Aggregate Consideration in the amount and among, without duplication, the Company Holders (other than the Blockers) and the Blocker Holders, including the TK Newco Holders based on Company Cash Consideration of $0.00, including setting forth (i) the number of Equity Interests held by each Company Holder (after giving effect to the Company Recapitalization), (ii) the portion of the Company Equity Consideration and the Company Cash Consideration included in the Aggregate Consideration to be allocated to, without duplication, each Company Holder (other than the Blockers), Blocker Holder and TK Newco Holder (iii) the number of Company Up-C Units held by the Surviving Corporation after the consummation of the transactions contemplated hereby, (iv) the number of Company Up-C Units to be sold by Company Holders in connection with the receipt of Company Cash Consideration by such holders and the number of shares of Surviving Corporation Class A Common Stock to be sold by the Blocker Holders in connection with the receipt of Company Cash Consideration by such holders, and (v) with respect to each Company Holder and Blocker Holder, whether such Company Holder will receive either (A) a number of shares of Surviving Corporation Class A Common Stock or (B) a number of Company Up-C Units and a corresponding number of shares of Surviving Corporation Class B Common Stock, in each case, with respect to the Company Equity Consideration allocated to such Company Holder or Blocker Holder. The Company represents and warrants that the Allocation Schedule (and the calculations and determinations set forth therein) complies in all respects with the Company Organizational Documents and the Company UAR Plan and the TK Newco Equity Plan, and, as applicable, Section 409A of the Code. For the avoidance of doubt, (i) Equity Interests that, as of the applicable date of determination, are unvested shall not be taken into consideration when determining the applicable exchange ratios utilized to calculate the amount of the Company Equity Consideration, Company Cash Consideration or the Aggregate Consideration to be allocated among, without duplication, the Company Holders (other than the Blockers) and the Blocker Holders, including the TK Newco Holders as set forth on the Allocation Schedule and (ii) holders of Equity Interests that, as of the applicable date of determination are unvested (in such holders’ capacity as such) shall not receive any amount of the Aggregate Consideration (but, for the avoidance of doubt, such unvested Equity Interests will be exchanged for unvested Equity Interests of the Surviving Corporation as provided in Section 4.01(e)(ii)-(iv)). For purposes of the preceding sentence, Company UAR Awards that, as of the applicable date of determination, are time-vested but with respect to which the Liquidity Event UAR Condition has not been met shall not be treated as unvested Equity Interests. Each Company Holder and Blocker Holder who is entitled to receive any portion of the Company Cash Consideration shall be entitled to allocate the portion of the Company Cash Consideration allocated to such Company Holder or Blocker Holder as set forth on the Allocation Schedule (such amount, the “Allocated Cash Consideration”) among any of its Affiliates that are also entitled to receive a portion of the Company Cash Consideration (such Company Holder or Blocker Holder and its respective Affiliates, the “Holder Group”) at its sole discretion so long as the aggregate amount of the portion of the Company Cash Consideration received by the Holder Group collectively does not exceed the aggregate amount of the sum of the Allocated Cash Consideration that each member of the Holder Group is entitled to receive.

(c)            Prior to the Closing Date (but no later than the first (1st) Business Day prior thereto), the Company shall be entitled to amend the Allocation Schedule to the extent reasonably determined by the Company (in consultation with Pace) in accordance with the Company LLC Agreement, including to the extent necessary to give effect to a change in the amount of the Company Cash Consideration from the assumption set forth in the Allocation Schedule as of the date hereof; provided that the revised Allocation Schedule does not modify the aggregate amount of Company Cash Consideration and Company Equity Consideration (with such Company Equity Consideration valued at $10.00 per share of Surviving Corporation Class A Common Stock or Company Up-C Unit on a combined basis), or the exercise price of any incentive equity, that would have been payable without giving effect to such revisions. On the first (1st) Business Day prior to the Closing Date, the Company shall deliver to Pace a certification, duly executed by an authorized officer of the Company, certifying that (i) the information set forth in the Allocation Schedule (as amended, if applicable) is true and correct in all respects and compliant in all respects with the Company Organizational Documents, the Company UAR Plan and the TK Newco Equity Plan and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in this Section 4.01(c) and Section 4.01(e)(ii). The Company will review any comments to the Allocation Schedule provided by Pace and consider such comments in good faith.

(d)            At the Effective Time, by virtue of the Domestication Merger and without any separate action on the part of Pace, Newco, the Company or the holders of any of the following securities: (A) each then issued and outstanding Cayman Pace Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Surviving Corporation Class A Common Stock; (B) each then issued and outstanding Cayman Pace Founder Share shall convert automatically, on a one-for-one basis, into shares of Surviving Corporation Class F Common Stock (which, following the consummation of the Mergers, will convert into shares of Surviving Corporation Class A Common Stock in accordance with the Surviving Corporation Certificate of Incorporation); (C) each then issued and outstanding share of Cayman Pace Class G Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Surviving Corporation Class G Common Stock; and (D) the Common Stock of Newco held by the Company shall be cancelled.

(e)            On the Closing Date, in connection with the Company Recapitalization and the Mergers, as applicable, and without any action on the part of Pace, Newco, the Company or the holders of any of the following securities:

(i)              the Surviving Corporation shall sell a number of shares of Surviving Corporation Class B Common Stock in accordance with the Allocation Schedule to each holder of Company Up-C Units for an amount per share equal to the par value thereof (in each case, in the case of a Converted Company Employee Equity Unit, subject to substantially the same terms and conditions (including applicable vesting requirements) applicable to the corresponding Company Employee Equity Unit pursuant to the Company LLCA, the applicable award agreement or otherwise in effect immediately prior to the Effective Time);

(ii)             each Converted Company UAR Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an award of stock appreciation rights (each, a “Surviving Corporation SAR Award”) covering a number of shares of Surviving Corporation Class A Common Stock equal to the number of Company Common Units underlying such Converted Company UAR Award, with a per-share base price equal to the per-share exercise price of such Converted Company UAR Award, on the same terms and conditions as such Converted Company UAR Award, including applicable vesting requirements, except that the Liquidity Event UAR Condition shall be deemed satisfied effective as of the 180th day following the Closing Date, subject to the holder continuing to be a Service Provider (as defined in the Company UAR Plan) through such date;

(iii)            each TK Newco Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase shares of Surviving Corporation Class A Common Stock (each, a “Surviving Corporation Option”) on the same terms and conditions (including applicable vesting requirements) as such TK Newco Option, except that (A) the number of shares of Surviving Corporation Class A Common Stock underlying the Surviving Corporation Option shall equal the number of shares of Surviving Corporation Class A Common Stock as set forth on the Allocation Schedule, and (B) the exercise price per share of the Surviving Corporation Option shall equal the exercise price as set forth on the Allocation Schedule; provided, however, that the exercise price and the number of shares underlying the Newco Option shall be determined in a manner consistent with the requirements of Section 409A of the Code;

(iv)            each Company Holder entitled to receive a portion of the Company Cash Consideration will sell Company Up-C Units to the Surviving Corporation in exchange for its allocable portion of Company Cash Consideration (at a price of $10 per Company Up-C Unit) and certain rights described in the Tax Receivable Agreement with respect to such Company Up-C Units sold (as set forth in the Allocation Schedule).

(f)            Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company LLCA, the Company UAR Plan and the TK Newco Equity Plan (and the underlying grant, award or similar agreements) or otherwise (including any amendments or modifications thereto or the delivery of any notices or the procurement of any required consents thereunder) to give effect to the provisions of Article III and this Section 4.01, including the allocation of consideration contemplated by the Allocation Schedule;

(g)            At the Reverse Blocker Effective Time, by virtue of each Reverse Blocker Merger and without any separate action on the part of the Surviving Corporation or the applicable Blocker or the applicable Blocker Merger Sub:

(i)              100% of the Blocker Securities as of the Reverse Blocker Effective Time shall be canceled and converted into the right to receive (A) the number of shares of Surviving Corporation Class A Common Stock or other Equity Interests, in each case as set forth on the Allocation Schedule, (B) certain rights as set forth in the Tax Receivable Agreement; and/or (C) cash (to the extent of such Blocker Holders’ share of the Company Cash Consideration, as set forth in the Allocation Schedule);

(ii)             each issued and outstanding share of common stock in each Blocker Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of common stock in the applicable Reverse Blocker Surviving Corporation; and

(iii)            the Equity Interests of the Company held by each Blocker immediately prior to the Reverse Blocker Effective Time shall remain outstanding and held by such Reverse Blocker Surviving Corporation.

(h)            At the Direct Blocker Effective Time, by virtue of the Direct Blocker Mergers and without any separate action on the part of the Surviving Corporation or the Reverse Blocker Surviving Corporation:

(i) 100% of the Blocker Securities as of the Direct Blocker Effective Time in each Blocker shall be canceled; and

(ii) the Equity Interests of the Company held by each Blocker immediately prior to the Direct Blocker Effective Time shall remain outstanding and held by the Surviving Corporation.

(i)             Notwithstanding the foregoing or anything to the contrary herein, in the event of a conflict or discrepancy between this Section 4.01 of this Agreement and the Allocation Schedule, the Allocation Schedule shall govern the distribution of the Aggregate Consideration in all respects.

Section 4.02      Exchange of Certificates.

(a)            Exchange Agent. On the Closing Date, the Surviving Corporation shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Pace and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Blocker Holders and the Company Holders, including the TK Newco Holders, as applicable, for exchange in accordance with this Article IV, the number of shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock or cash comprising the Company Cash Consideration, as applicable, required to be delivered to the Blocker Holders and the Company Holders, as applicable, in accordance with the terms of this Agreement and the Allocation Schedule (such shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock being hereinafter referred to as the “Exchange Fund”). Pace shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the applicable consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 4.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)            Exchange Procedures. As promptly as practicable after the mailing of the Registration Statement / Proxy Statement, Pace shall use its reasonable best efforts to cause the Exchange Agent to mail to each Company Holder and Blocker Holder entitled to receive the consideration to be included in the Exchange Fund a letter of transmittal, which shall be in a form reasonably acceptable to Pace and the Company (the “Letter of Transmittal”) and shall specify instructions for use in effecting the delivery of the applicable portion of the Exchange Fund. Within two (2) Business Days (but in no event prior to the Direct Blocker Effective Time) after the surrender to the Exchange Agent of any applicable Blocker Securities held by the holder thereof for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder thereof shall be entitled to receive in exchange therefor, and the Surviving Corporation shall cause the Exchange Agent to deliver in accordance with the provisions of Section 4.01, the portion of the Exchange Fund contemplated by this Agreement, and any applicable Blocker Securities so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 4.02, the Blocker Securities shall be deemed at all times after the Direct Blocker Effective Time to represent only the right to receive upon such surrender the applicable consideration that such holder is entitled to receive in accordance with the provisions of Section 4.01.

(c)            Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Direct Blocker Effective Time with respect to the Surviving Corporation Class A Common Stock with a record date after the Direct Blocker Effective Time shall be paid to the holder of any unsurrendered Blocker Securities with respect to the shares of Surviving Corporation Class A Common Stock represented thereby until surrendered in accordance with Section 2.01(f). Subject to the effect of escheat, Tax or other applicable Laws, following such surrender, the Surviving Corporation shall pay or cause to be paid to the holder of the shares of Surviving Corporation Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Direct Blocker Effective Time and theretofore paid with respect to such shares of Surviving Corporation Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Direct Blocker Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Surviving Corporation Class A Common Stock.

(d)            No Further Rights. The consideration payable upon conversion of the Blocker Securities in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Equity Securities and Blocker Securities. From and after the Direct Blocker Effective Time, the holders of Blocker Securities outstanding immediately prior to the Direct Blocker Effective Time shall cease to have any rights with respect thereto, except as otherwise provided in this Agreement or by Law.

(e)            Adjustments. The equity consideration set forth in this Agreement shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock or share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Surviving Corporation Class A Common Stock occurring on or after the date hereof and prior to the Direct Blocker Effective Time.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed for one year after the Direct Blocker Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Equity Securities or Blocker Securities who have not theretofore complied with this Section 4.02 shall thereafter look only to the Surviving Corporation for the applicable consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Equity Securities and Blocker Securities as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(g)            No Liability. None of the Exchange Agent, Pace or the Company shall be liable to any holder of Company Equity Securities or Blocker Securities for any Surviving Corporation Class A Common Stock or Surviving Corporation Class B Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 4.02.

(h)            Lost Certificates. If any certificate representing Blocker Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the applicable consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 4.01.

(i)             Fractional Shares. No certificates or scrip or shares representing fractional shares of Surviving Corporation Class A Common Stock or Surviving Corporation Class B Common Stock shall be issued upon the exchange of Company Equity Securities or Blocker Securities and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Pace or a holder of shares of Surviving Corporation Class A Common Stock or Surviving Corporation Class B Common Stock. In lieu of any fractional share of Surviving Corporation Class A Common Stock or Surviving Corporation Class B Common Stock to which any holder of Company Equity Securities or Blocker Securities would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Surviving Corporation Class A Common Stock or Surviving Corporation Class B Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(j)             Capitalization. Exhibit G sets forth an illustrative calculation of the capitalization of the Company immediately following the consummation of the Transactions.

Section 4.03      Withholding.

(a)            Notwithstanding anything in this Agreement to the contrary, each of Pace, Newco, each Blocker Merger Sub, the Company, the Surviving Corporation and the Exchange Agent (and their Affiliates) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration or value payable or issuable pursuant to this Agreement such amounts that are required to be deducted or withheld under applicable Law; provided, that other than with respect to withholding (i) with respect to any payments in the nature of compensation, or (ii) attributable to the failure of any person to provide the documents described in Section 9.12(k), Pace will, prior to any deduction or withholding, use commercially reasonable efforts to (A) notify the Company and the person in respect of which such deduction or withholding is proposed to be made of any anticipated withholding, (B) reasonably consult with the Company and such person in good faith to determine whether such deduction and withholding is required under applicable Law and (C) reasonably cooperate with the Company and such person to minimize the amount of any such applicable withholding to the extent permissible under applicable Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued to the person in respect of which such deduction and withholding was made.

(b)            At the Closing, the Company shall deliver to Pace with respect to each Company Holder (or, if such Company Holder is classified for U.S. federal income tax purposes as an entity disregarded as separate from another person, then by such other person), a properly executed IRS Form W-9 dated as of the Closing Date or a properly executed applicable IRS Form W-8 (and any other information reasonably required to assess any withholding required to be made, including but not limited to any withholding under Section 1446(f) of the Code, in connection with the transactions contemplated by this Agreement); provided, that the only remedy of Pace for any failure to provide the documentation described in this Section 4.03(b) shall be to make any withholding that is required by Law as a result of the failure to deliver such documentation.

Article V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Pace and Blocker Merger Subs as follows:

Section 5.01      Organization and Qualification; Subsidiaries.

(a)            The Company and each Company Subsidiary is a limited liability company or other organization duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

Section 5.02      Organizational Documents. The Company has prior to the date of this Agreement made available to Pace in the Virtual Data Room a complete and correct copy of the Company Organizational Documents and complete and correct copies in all material respects of the organizational documents of each Company Subsidiary, each as amended to date. Such organizational documents are in full force and effect and neither the Company nor any Company Subsidiary is in material violation of any of the material provisions set forth therein.

Section 5.03      Capitalization.

(a)            Section 5.03(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all the Equity Interests issued or outstanding in the Company, and there are no Equity Interests issued or outstanding in the Company except as set forth thereon. To the knowledge of the Company, all such Equity Interests are held by the holders thereof free and clear of all Liens, options, and rights of first refusal. All Equity Interests are free of any limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws, the Company Organizational Documents and any equity plans and award agreements pursuant to which the Equity Interests were issued. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents.

(b)            A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation, formation or organization, as applicable, of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. Other than the Company Subsidiaries, the Company does not currently own any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any other Person.

(c)            Except as set forth in Section 5.03(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 5.03 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has outstanding, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Equity Securities or any other Equity Interests of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Equity Securities or any of the Equity Interests or other securities of the Company.

(d)            There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)            Section 5.03(e) of the Company Disclosure Schedule sets forth, the following information with respect to each Company UAR outstanding: (i) the name of the Company UAR recipient; (ii) the equity plan pursuant to which such Company UAR was granted; (iii) the number of Company Common Units subject to such Company UAR; (iv) the exercise or base price of such Company UAR; (v) the date on which such Company UAR was granted; (vi) the number of Company UARs that are time-vested and exercisable as of May 31, 2021; and (vii) the date on which such Company UAR expires. The Company has made available to Pace in the Virtual Data Room accurate and complete copies of the Company UAR Plan pursuant to which the Company has granted the Company UARs that are currently outstanding and the form of all award agreements evidencing such Company UARs. No Company UAR was granted with an exercise or base price per share less than the fair market value of the underlying Company Common Units as of the date such Company UAR was granted. Except as expressly provided herein, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company UAR as a result of the Transactions.

Section 5.04      Authority Relative to this Agreement. The Company has all necessary organizational power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party thereto, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Company Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary organizational action, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Requisite Company Approval, which the Written Consent shall satisfy). The Supporting Equity Holders comprise the necessary number of the Company Holders and Blocker Holders to constitute Requisite Company Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Pace, the Blockers and Blocker Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles (the “Remedies Exceptions”).

Section 5.05      No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.05(b), and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 5.05(b) of the Company Disclosure Schedule, including the Written Consent have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents or the organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which their respective assets are bound, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences, which would not have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 5.06      Permits; Compliance. Except as set forth in Section 5.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing, except for any suspension or cancellation that would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2019, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

Section 5.07      Financial Statements.

(a)            The Company has made available to Pace in the Virtual Data Room true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020 (the balance sheet as of December 31, 2020, the “Company Balance Sheet”), and the related audited consolidated statements of operations and comprehensive loss, cash flows and changes in redeemable convertible preferred units and members’ deficit of the Company and the Company Subsidiaries for each of the years ended December 31, 2019 and December 31, 2020 (collectively, the “Company Financial Statements”), which are attached as Section 5.07(a) of the Company Disclosure Schedule. Each of the Company Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)            Except as and to the extent set forth on or reserved against in the Company Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since March 31, 2021 (the “Balance Sheet Date”) (and in any event do not relate to breach of contract, tort or noncompliance with Law), (ii) liabilities that were incurred in connection with the Transactions in accordance with the terms hereof, or (iii) such other liabilities and obligations which would not have a Company Material Adverse Effect.

(c)            Except as set forth on Section 5.07(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not have any Company Debt.

(d)            Since May 12, 2021, through the date hereof, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received written notice of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in deficient or fraudulent accounting or auditing practices that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 5.08      Absence of Certain Changes or Events. Since December 31, 2020 and on and prior to the date of this Agreement, except as otherwise reflected in the Company Financial Statements or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including material Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Pace’s prior written consent, would constitute a material breach of any of the covenants set forth in Section 8.01.

Section 5.09      Absence of Litigation. Except as set out in Section 5.09 of the Company Disclosure Schedule, as of the date hereof, there is no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. As of the date hereof, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except for any such order, writ, judgement, injunction, decree, determination or award that would not have a Company Material Adverse Effect.

Section 5.10     Employee Benefit Plans.

(a)            Section 5.10(a) of the Company Disclosure Schedule includes a true and correct list of, as of the date of this Agreement, all material Plans.

(b)            With respect to each material Plan, the Company has made available to Pace, as applicable (i) a true and complete copy of the current plan document and all amendments thereto and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any material Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)            None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Plan is, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to the Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

(d)            Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, redundancy, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment, funding or vesting, or increase the amount, of any benefit or other compensation due to any individual. In connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made that, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(e)            None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law.

(f)             Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA, the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)            Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plans or the exempt status of any such trust.

(h)            There has not been, nor is there reasonably expected to be, any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any “reportable event” (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. To the knowledge of the Company, there have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)             All contributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent required by, and in accordance with, GAAP, except as would not result in material liability to the Company or any Company Subsidiary.

(j)             Each Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder. No service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A or 4999 of the Code.

Section 5.11      Labor and Employment Matters.

(a)            The Company has made available to Parent in the Virtual Data Room a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) employee identification number and employing entity; (ii) title or position and location of employment; (iii) hire date; (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (v) (for U.S. employees) status as exempt or non-exempt under the Fair Labor Standards Act.

(b)            Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, as of the date of this Agreement, no employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. As of the date of this Agreement and during the two year period immediately prior to such date, there are no and were no strikes, lockouts or work stoppages existing or, to the company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries. As of the date of this Agreement and during the two year period immediately prior to such date, there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union or labor organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c)            Except as set forth in Section 5.11(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or independent contractors, except for any such Actions that would not reasonably be expected to have a Company Material Adverse Effect.

(d)            Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been since January 1, 2017 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, redundancies, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), information and consultation, furloughs, immigration, meal and rest breaks, working time, pay equity, workers’ compensation, family and medical leave and all other employee leave, holiday pay, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, to the knowledge of the Company, each employee of the Company and each Company Subsidiary and other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

(e)            None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 5.12      Real Property; Title to Assets.

(a)            Section 5.12(a) of the Company Disclosure Schedule lists the real property owned by the Company or any Company Subsidiary (the “Real Property”).

(b)            Section 5.12(b) of the Company Disclosure Schedule lists, as of the date hereof, the street address (and, if applicable, the suite numbers(s)) of each parcel of Material Leased Real Property, and sets forth a list of each material lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any Material Leased Real Property (each, a “Lease”), with the name of each other party thereto and the date of each Lease in connection therewith, and each material amendment thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Pace in the Virtual Data Room. Except as set forth in Section 5.12(b) of the Company Disclosure Schedule, (i) as of the date hereof, there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Material Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect, and (iii) to the Company’s knowledge, there are no material disputes with respect to any Lease Documents.

(c)            There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being, or is intended to be, used, except as would not have a Company Material Adverse Effect. The Leased Real Property, and the improvements thereon, are in compliance in all material respects with all applicable laws and in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions other than those that would not have a Company Material Adverse Effect. In the three years prior to the date of this Agreement, there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Leased Real Property and the Company has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property, except as would not have a Company Material Adverse Effect.

(d)            Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have Company Material Adverse Effect. Except as would not result in a Company Material Adverse Effect, the Real Property and the Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted.

Section 5.13     Intellectual Property.

(a)            Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any material Company-Licensed IP (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $500,000, (B) Open Source Software; (C) non-disclosure agreements entered into in the ordinary course of business; (D) rights to feedback granted by third parties in the ordinary course consistent with past practice; (E) incidental trademark licenses granted solely for marketing or promotional purposes; and (F) commercially available service agreements to Business Systems that have an individual service or subscription fee of $500,000 or less per annum); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Services or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business substantially as conducted as of the date hereof in all material respects.

(b)            Except as set forth in Section 5.13(b) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a written contract or license, all Company-Licensed IP. All material Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. As of the date hereof, no loss or expiration of any material Company-Owned IP is threatened in writing, or, to the Company’s knowledge, pending.

(c)            Since January 1, 2019, the Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any material trade secrets or other material Confidential Information that relates to the Services or are otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information except as would not have a Company Material Adverse Effect.

(d)            (i) Since January 1, 2019, there have been no claims filed and served or, to the Company’s knowledge, threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Services) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, in each case of (i) through (iv), except as would not have a Company Material Adverse Effect.

(e)            Except as would not have a Company Material Adverse Effect, all persons who have contributed, developed or conceived of any material Company-Owned IP have executed written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title and interest (to the maximum extent permitted by applicable law) in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applied Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use of other disposition or ownership of such Intellectual Property.

(f)            Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 5.13(a) of the Company Disclosure Schedule.

(g)            As of the date hereof, the Company and Company Subsidiaries do not use and since January 1, 2020, have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems at no or minimal charge; except in each case as would not have a Company Material Adverse Effect.

(h)            To the Company’s knowledge, as of the date hereof, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Services which are not of the type that are capable of being remediated in the ordinary course of business.

(i)            The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures (i) that manage mobile devices, including those provided to employees or contractors by the Company or any Company Subsidiary and those provided by such individuals themselves (and the Company and the Company Subsidiaries do not permit such individuals to use devices in connection with the business that are not monitored by the Company or a Company Subsidiary), (ii) that provide continuous monitoring and alerting of any problems or issues with the Business Systems, and (iii) that monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems All of such plans and procedures have been proven effective upon testing in all material respects, since January 1, 2019. To the Company’s knowledge, since January 1, 2020, through the date hereof, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted as of the date hereof.

(j)            Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries currently and since January 1, 2019, have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable publicly posted privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage, use or other processing of Personal Information, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) PCI DSS, where applicable, (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security or otherwise with respect to the collection, dissemination, storage, use or other processing of Personal Information, and (v) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere; (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable physical, technical, organizational and administrative data security safeguards to protect the security and integrity of the Business Systems constituting Company Owned IP, any Business Data, including where applicable, implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has (A) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of any Business Data or (B) received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage, use or other processing of Personal Information, or the violation of any applicable Data Security Requirements and, to the Company’s knowledge, there is no reasonable basis for the same.

(k)            Except as would not have a Company Material Adverse Effect, the Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Data Security Requirements, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date; in each case, except as would not have a Company Material Adverse Effect. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to any material contractual requirements, privacy policies or other legal obligations that, following the Closing, would prohibit the Surviving Corporation from receiving, accessing, storing or using any Personal Information in the manner in which the Company and its Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing or result in liabilities in connection with Data Security Requirements.

(l)             Except as would not create a Company Material Adverse Effect, all past and current employees and independent contractors of the Company and the Company Subsidiaries that provide services for the Company and are directly involved in the development of material Company-Owned IP are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.

(m)           Neither the Company nor any Company Subsidiary is, nor since January 1, 2020, has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

Section 5.14         Taxes.

(a)            All material Tax Returns required to be filed by or on behalf of the Company or any Company Subsidiary (including for this purpose each Income Tax Return required to be filed by the Company) have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b)            All material Taxes owed by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may otherwise be liable (whether or not shown on any Tax Return) that are required to have been paid have been paid in full.

(c)            There is no claim against the Company or any Company Subsidiary for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any material Taxes or material Tax items (in each case, individually or in the aggregate) in respect of Tax Returns of the Company or any Company Subsidiary that has not been resolved.

(d)            No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to the Company or any Company Subsidiary.

(e)            Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to material Tax (individually or in the aggregate) in such jurisdiction.

(f)             Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)            There are no liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(h)            Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement (x) the primary purpose of which does not relate to Taxes, or (y) the Company’s or any Company Subsidiary’s obligations in respect of which are not material.

(i)             Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent or a group in which the Company or such Company Subsidiary is a member as of the date hereof).

(j)             Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case, other than liabilities pursuant to an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(k)            Neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Taxing Authority, on the other hand.

(l)             Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m)           Neither the Company nor any Company Subsidiary has received a written notice from a Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has become subject to income or other material Taxation in a country other than the country in which it is organized.

(n)            For U.S. federal income tax purposes, the Company and each Company Subsidiary, during the period each such Company Subsidiary has been owned by the Company, is, and has been since its formation, classified as either a partnership or a disregarded entity.

(o)            Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.

Section 5.15         Environmental Matters. Except in each case as would not have a Company Material Adverse Effect, (a) neither the Company nor any of the Company Subsidiaries has violated since January 1, 2019, nor is it in violation of, applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary are and, since January 1, 2019, have been, in compliance with Environmental Laws and Environmental Permits in all material respects; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws. The Company has made available to Pace in the Virtual Data Room all material environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

Section 5.16         Material Contracts.

(a)            Section 5.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements, terms of service, as applicable, to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth on Section 5.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)            each contract and agreement with Material Company Customers and Material Company Suppliers, excluding non-disclosure agreements, purchase orders, sales acknowledgement documents and similar documents entered into in the ordinary course of business;

(ii)           each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $1,000,000, in the aggregate, over the 12 month period ending December 31, 2020;

(iii)          all contracts with Company executive team members (excluding contracts for employment, standard confidentiality and similar contracts required to be entered into in connection with the commencement of employment in the ordinary course and contracts primarily related to compensation);

(iv)          all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $1,000,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien (other than a Permitted Lien) on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person (other than a Company Subsidiary);

(v)           all partnership, joint venture or similar agreements;

(vi)          all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(vii)         all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary third party license restrictions, confidentiality agreements and agreements that contain customary confidentiality clauses;

(viii)        all contracts involving use of any Company-Licensed IP required to be listed in Section 5.13(a)(ii) of the Company Disclosure Schedule;

(ix)           all contracts involving the license, sale, or assignment of Company-Owned IP to a third party, or granting a third party a covenant not to assert or similar right with respect to Company-Owned IP, other than (A) non-exclusive licenses of Services to customers, resellers and distributors, (B) non-disclosure agreements entered into the ordinary course of business consistent with past practice, (C) non-exclusive licenses granted to vendors for the sole purpose of providing services to the Company, and (D) incidental non-exclusive trademark licenses granted solely for marketing or promotional purposes or rights to feedback, in each case, in the ordinary course of business consistent with past practice; and

(x)            all material contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis.

(b)            (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract; (ii) to the Company’s knowledge, as of the date hereof, no other party is in breach or violation of, or default under, or has received notice of termination of, any Material Contract; and (iii) as of the date hereof, the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except, in each of clauses (i) through (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not result in a Company Material Adverse Effect. No party to a Material Contract has, as of the date hereof, given written notice of or, to the knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract, except as would not result in a Company Material Adverse Effect. The Company has furnished or made available to Pace in the Virtual Data Room true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

Section 5.17         Insurance.

(a)            Section 5.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)            With respect to each such Insurance Policy, except as would not result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 5.18         Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions, including the Mergers, are fair to and in the best interests of the Company and the Company Holders, (b) approved this Agreement and the Transactions, including the Mergers, and declared their advisability, and (c) recommended that the Company Holders approve and adopt this Agreement and approve the Transactions, including the Mergers, and directed that this Agreement and the Transactions be submitted for consideration by the Company Holders. The Requisite Company Approval is the only vote of the holders of any Company Equity Securities necessary to adopt this Agreement and approve the Transactions, including the Mergers. The Written Consent, if executed and delivered, would qualify as the Requisite Company Approval and no additional approval or vote from any holders of any Company Equity Securities would then be necessary to adopt this Agreement and approve the Transactions, including the Mergers.

Section 5.19         Certain Business Practices.

(a)            Since January 1, 2019, none of the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective directors, officers, employees or agents or other persons acting for or on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; (iii) made any payment in the nature of criminal bribery; or (iv) otherwise violated any Anti-Corruption Law or any Law relating to money laundering.

(b)            Since January 1, 2019, none of the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective directors, officers, or employees, or agents or other persons acting for or on behalf of the Company or any Company Subsidiary (i) is or has been a Sanctioned Person; or (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, in each case, that would result in material liability to the Company and any Company Subsidiaries.

(c)            As of the date hereof, there are no, and since January 1, 2019, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective officers, directors, or employees, , agents with respect to any Anti-Corruption Laws or Sanctions.

Section 5.20         Interested Party Transactions. Except as set forth in Section 5.20 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of the Company’s business, no director, officer or other affiliate of the Company and no director, officer or other affiliate of any Company Subsidiary has or has had, directly or indirectly: (a) a material economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell and that constitutes a core business of the Company; (b) a material economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any material contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements. The Company and the Company Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company other than advances relating to property management contracts with such individuals for capital improvements in the ordinary course of business, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 5.21         Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 5.22         Brokers. Except as set forth on Section 5.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Pace with a true and complete copy of all contracts, agreements and arrangements with any parties set forth on Section 5.22 of the Company Disclosure Schedule other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.23         Sexual Harassment. Except as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, (a) none of the Company or the Company Subsidiaries has entered into a written settlement agreement with a current or former officer, director, individual independent contractor or employee of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment or misconduct by an executive officer, director, individual independent contractor or employee of the Company or any of the Company Subsidiaries, and (b) there are no, and, since the Balance Sheet Date, there have not been, any Actions pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director, individual independent contractor or employee of the Company or any of the Company Subsidiaries. Since January 1, 2019, the Company and its Subsidiaries have used reasonable best efforts to investigate all sexual harassment or other discrimination allegations with respect to current or former employees or individual independent contractor of which the Company or a Company Subsidiary has or had knowledge.

Section 5.24         Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Section 4.03 (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Pace, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Pace, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Pace, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article VI.
REPRESENTATIONS AND WARRANTIES OF BLOCKERS

Each Blocker, severally and not jointly, hereby represents and warrants to Pace as follows:

Section 6.01         Corporate Organization; No Employees.

(a)            Such Blocker is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to prevent or materially impede the performance by such Blocker of its obligations under this Agreement or the consummation of the applicable Blocker Merger or any of the other Transactions.

(b)            No Blocker has, or has ever had, any employees.

Section 6.02         Capitalization.

(a)            Section 6.02(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Equity Interests issued or outstanding in such Blocker. All such Equity Interests are held by the applicable Blocker Holders free and clear of all Liens, options, rights of first refusal and limitations on the such Blocker’s voting or transfer rights other than transfer restrictions under applicable securities Laws and such Blocker’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which such Blocker is a party and such Blocker’s organizational documents.

(b)            Except as set forth in Section 6.02(b) and Section 6.02(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of such Blocker or obligating such Blocker to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, such Blocker. Such Blocker is not a party to, or otherwise bound by, and such Blocker has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in such Blocker. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which such Blocker is a party or among any holder of any Equity Interests in such Blocker to which such Blocker is not a party, with respect to the voting or transfer of the Equity Interests in such Blocker.

(c)            Section 6.02(c) of the Company Disclosure Schedule sets forth the following information with respect to each TK Newco Option outstanding: (i) the name of the holder; (ii) the equity plan pursuant to which such TK Newco Option was granted; (iii) the number of shares of TK Newco common stock subject to such TK Newco Option; (iv) the exercise price; (v) the grant date; (vi) the number of shares that are vested and exercisable; and (vii) the expiration date. The Virtual Data Room contains accurate and complete copies of the TK Newco Equity Plan pursuant to which the TK Newco Options were granted and the form of all award agreements evidencing such TK Newco Options. No TK Newco Option was granted with an exercise price per share less than the fair market value of the underlying shares as of the grant date. There are no commitments or agreements of any character to which TK Newco is bound obligating TK Newco to accelerate the vesting of any TK Newco Options as a result of the Transactions.

Section 6.03         Authority. Such Blocker has all necessary corporate power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Company Approval, to consummate the Transactions, including the applicable Blocker Merger. The execution and delivery of this Agreement by such Blocker and the consummation by the Company of the Transactions, including the applicable Blocker Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Blocker are necessary to authorize this Agreement or to consummate the Transactions, including the applicable Blocker Merger (other than the Requisite Company Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by such Blocker and, assuming the due authorization, execution and delivery by Pace, the Company, the other Blockers and Blocker Merger Subs, constitutes a legal, valid and binding obligation of such Blocker, enforceable against such Blocker in accordance with its terms, except as limited by the Remedies Exceptions.

Section 6.04         No Conflict.

(a)            The execution and delivery of this Agreement by such Blocker does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 6.04(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 6.04(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by such Blocker will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of such Blocker, (ii) conflict with or violate any Law applicable to such Blocker or by which any property or asset of such Blocker is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of such Blocker pursuant to, any contract to which such Blocker is a party or by which its assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to prevent, materially delay or materially impede the performance by such Blocker of its obligations under this Agreement or the consummation of the applicable Blocker Merger or any of the other Transactions.

(b)            The execution and delivery of this Agreement by such Blocker does not, and the performance of this Agreement by such Blocker will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent, materially delay or materially impede the performance by such Blocker of its obligations under this Agreement or the consummation of the applicable Blocker Merger or any of the other Transactions.

Section 6.05         Litigation. There is no material Action pending or threatened in writing against such Blocker or any property or asset of such Blocker. Neither such Blocker nor any property or asset of such Blocker is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except for any order, writ, judgment, injunction, decree, determination or award that would not reasonably be expected to prevent, materially delay or materially impede the performance by such Blocker of its obligations under this Agreement or the consummation of the applicable Blocker Merger or any of the other Transactions.

Section 6.06         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Blocker.

Section 6.07         Assets; Liabilities.

(a)            Where such Blocker is not a party to the Blocker Restructuring, (i) such Blocker has never owned any assets other than its direct ownership of Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests, and (ii) its sole assets at all times up to the Closing will be its direct ownership of Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests. Where such Blocker is a party to the Blocker Restructuring, (i) such Blocker has never owned any material assets, and will own no material assets prior to the Blocker Restructuring, other than an indirect interest in the Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests, and (ii) upon consummation of the Blocker Restructuring and at all times thereafter up to the Closing, such Blocker’s sole assets will be Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests (or out of its previous ownership of interests in any intermediate entity through which such Blocker held an indirect interest in the Equity Interests of the Company).

(b)            Where such Blocker is not a party to the Blocker Restructuring, such Blocker has never had any operations or liabilities, and will have no operations or liabilities prior to the Closing, other than Incidental Entity Obligations and liabilities arising out of its ownership of Equity Interests of the Company (other than loans to such Blocker by its stockholders, which will be converted to Equity Interests prior to the Closing). Where such Blocker is a party to the Blocker Restructuring, (i) such Blocker has never had any operations or liabilities, and will have no operations or liabilities prior to the Blocker Restructuring, other than Incidental Entity Obligations and liabilities arising out of its indirect interest in the Equity Interests of the Company, and (ii) following the Blocker Restructuring and at all times thereafter up to the Closing, such Blocker will have no operations or liabilities other than Incidental Entity Obligations and liabilities arising out of its direct ownership of Equity Interests of the Company (or out of its previous ownership of indirect interests in the Equity Interests of the Company) (other than loans to such Blocker by its stockholders, which will be converted to Equity Interests prior to the Closing).

Section 6.08         Taxes

(a)            All material Tax Returns required to be filed by such Blocker (including for this purpose each IRS Form 1120 required to be filed by such Blocker) have been duly and timely filed (taking into account any extension of time to file).

(b)            All material Taxes owed by such Blocker (whether or not shown on any Tax Return) that are required to have been paid have been paid in full.

(c)            There is no claim currently pending against such Blocker for any material Taxes, and no assessment, deficiency or adjustment has been asserted or proposed or threatened, in each case, in writing against such Blocker by any Taxing Authority with respect to any Taxes or Tax items in respect of Tax Returns of such Blocker, which assessment, deficiency or adjustment has not been resolved.

(d)            No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending or being conducted or has been threatened, in each case, in writing and not resolved against such Blocker.

Section 6.09         Exclusivity of Representations. Except as otherwise expressly provided in this Article VI, such Blocker hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to such Blocker, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Pace, its affiliates or any of their respective Representatives by, or on behalf of, such Blocker, and any such representations or warranties are expressly disclaimed.

Article VII.
REPRESENTATIONS AND WARRANTIES OF PACE AND BLOCKER MERGER SUBS

Except as set forth in the Pace SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Pace SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Pace hereby represents and warrants to the Company as follows:

Section 7.01         Corporate Organization.

(a)            Each of Pace and each Blocker Merger Sub is an exempted company, corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Pace Material Adverse Effect.

(b)            Blocker Merger Subs are the only subsidiaries of Pace. Except for Blocker Merger Subs, Pace does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Pace is not party to any contract that obligates Pace to invest money in, loan money to or make any capital contribution to any other person.

Section 7.02         Organizational Documents. Each of Pace and each Blocker Merger Sub have heretofore furnished to the Company complete and correct copies of the Pace Organizational Documents and the Blocker Merger Sub Organizational Documents. The Pace Organizational Documents and the Blocker Merger Sub Organizational Documents are in full force and effect. Neither Pace nor any Blocker Merger Sub is in violation of any of the material provisions of the Pace Organizational Documents and the applicable Blocker Merger Sub Organizational Documents.

Section 7.03         Capitalization.

(a)            As of the date of this Agreement, the authorized share capital of Pace consists of (i) 500,000,000 Cayman Pace Class A Ordinary Shares, (ii) 30,000,000 Cayman Pace Founders Shares, (iii) 30,000,000 Cayman Pace Class G Ordinary Shares, and (iv) 5,000,000 preferred shares, par value $0.0001 per share (“Pace Preferred Shares”). As of the date of this Agreement (i) 28,500,000 Cayman Pace Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 3,166,667 Cayman Pace Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 6,333,333 Cayman Pace Class G Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, and (iii) no Cayman Pace Class A Ordinary Shares or Cayman Pace Founders Shares are held in the treasury of Pace. As of the date of this Agreement, there are no Pace Preferred Shares issued and outstanding.

(b)            As of the date of this Agreement, 100% of the Equity Interests in each Blocker Merger Sub are held by Pace. All such Equity Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Pace free and clear of all Liens and not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Blocker Merger Sub Organizational Documents or any contact to which the Blocker Merger Subs are party to or otherwise bound, other than transfer restrictions under applicable securities Laws and the Blocker Merger Sub Organizational Documents.

(c)            All outstanding Cayman Pace Class A Ordinary Shares and Cayman Pace Founders Shares have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens and not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Pace Organizational Documents or any contact to which Pace is party to or otherwise bound, other than transfer restrictions under applicable securities Laws and the Pace Organizational Documents.

(d)            The shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock being delivered by the Surviving Corporation hereunder shall be (i) duly and validly allotted and issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of all Liens and not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Pace Organizational Documents or any contact to which Pace is party to or otherwise bound, other than transfer restrictions under applicable securities Laws and the Pace Organizational Documents and (ii) issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)            As of the date of this Agreement, after giving effect to the Domestication Merger (and the conversion of the Cayman Pace Founders Shares in connection therewith) and except for the Subscription Agreements, the Forward Purchase Agreements, and this Agreement, Pace has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Pace or obligating Pace to issue or sell any shares of capital stock of, or other Equity Interests in, Pace. All shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Pace nor any subsidiary of Pace is a party to, or otherwise bound by, and neither Pace nor any subsidiary of Pace has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the Stockholders Agreement, Pace is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock or any of the Equity Interests or other securities of Pace or any of its subsidiaries.

(f)             As of the date of this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Blocker Merger Sub or obligating any Blocker Merger Sub to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the applicable Blocker Merger Sub. As of the date of this Agreement, no Blocker Merger Sub is a party to, or otherwise bound by, and no Blocker Merger Sub has granted any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the applicable Blocker Merger Sub. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Blocker Merger Sub is a party, or to Pace’s knowledge, among any holder of Equity Interests to which a Blocker Merger Sub is not a party, with respect to the voting or transfer of such Equity Interests.

(g)            On or prior to the date of this Agreement, Pace and Newco have entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Newco, shares of Surviving Corporation Class A Common Stock for an investment amount of at least $77,500,000 (such amount, the “Minimum PIPE Investment Amount”). On or prior to the date of this Agreement, Pace has identified to the Company each of the PIPE Investors that are not also existing stockholders of the Company (or has caused the identification of each such PIPE Investor to the Company). Such Subscription Agreements are in full force and effect with respect to, and binding on, Pace and, to the knowledge of Pace, on each PIPE Investor party thereto, in accordance with their terms. All of the representations and warranties of Pace set forth in Section 3 of the Subscription Agreements are true and correct in all material respects.

(h)            Prior to the date of this Agreement, Pace and Newco have entered into Forward Purchase Agreements with Forward Purchase Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such Forward Purchase Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Newco, shares of Surviving Corporation Class A Common Stock for an investment amount of at least $122,500,000 (such amount, the “Minimum FPA Investment Amount”). On or prior to the date of this Agreement, Pace has identified to the Company each of the Forward Purchase Investors (or has caused the identification of each such Forward Purchase Investor to the Company). Such Forward Purchase Agreements are in full force and effect with respect to, and binding on, Pace and, to the knowledge of Pace, on each Forward Purchase Investor party thereto, in accordance with their terms.

Section 7.04         Authority Relative to This Agreement. Each of Pace and each Blocker Merger Sub has all necessary organizational corporate and limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the condition set forth in Section 10.01(b), to consummate the Transactions. The execution and delivery of this Agreement by each of Pace and each Blocker Merger Sub and the consummation by each of Pace and each Blocker Merger Sub of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Pace or such Blocker Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the applicable Transactions (other than the Domestication Merger), the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Cayman Pace Ordinary Shares represented in person or by proxy at the Pace Shareholders’ Meeting and who vote at such meeting and the holders of a majority of the then outstanding shares of common stock in the applicable Blocker Merger Sub, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and (b) with respect to the Domestication Merger, the approval and adoption of the Domestication Merger by the holders of at least 2/3 of the then-outstanding Cayman Pace Ordinary Shares represented in person or by proxy at such meeting and who vote at such meeting and the filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act). The Pace Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Cayman Pace Articles shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of Pace, no other state takeover statute is applicable to the Mergers or the other Transactions.

Section 7.05         No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by each of Pace and each Blocker Merger Sub do not, and the performance of this Agreement by each of Pace and each Blocker Merger Sub will not, (i) conflict with or violate the Pace Organizational Documents (subject to the satisfaction of the condition set forth in Section 10.01(b)) or the applicable Blocker Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 7.04 and Section 7.05(b) have been obtained and all filings and obligations described in Section 7.05(b) have been made, conflict with or violate any Law applicable to each of Pace or each Blocker Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Pace or each Blocker Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Pace or each Blocker Merger Sub is a party or by which each of Pace or each Blocker Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Pace Material Adverse Effect.

(b)            The execution and delivery of this Agreement by each of Pace and each Blocker Merger Sub do not, and the performance of this Agreement by each of Pace and each Blocker Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) in connection with the Domestication Merger, the applicable requirements and required approval of the Registrar of Companies in the Cayman Islands as required under the Companies Act, (iii) approval of the shareholders of Pace, (iv) such filings with, and approvals of, the Designated Exchange to permit the shares of Surviving Corporation Class A Common Stock to be issued in connection with the Transactions and to be listed on the Designated Exchange and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Pace or Blocker Merger Subs from performing its respective material obligations under this Agreement.

Section 7.06         Compliance. Neither Pace nor any Blocker Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Pace or such Blocker Merger Sub or by which any property or asset of Pace or such Blocker Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pace or such Blocker Merger Sub is a party or by which Pace or such Blocker Merger Sub or any property or asset of Pace or Blocker Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Pace Material Adverse Effect. Each of Pace and each Blocker Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Pace or such Blocker Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 7.07         SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)            Pace has timely filed or furnished all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by it with the SEC since April 8, 2021, pursuant to the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (collectively, the “Pace SEC Reports”). Pace has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed or furnished by Pace with the SEC to all agreements, documents and other instruments that previously had been filed or furnished by Pace with the SEC and are currently in effect. As of their respective dates, the Pace SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Pace SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Pace SEC Report. Each director and executive officer of Pace has filed with the SEC on a timely basis all documents required with respect to Pace by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)           Each of the financial statements (including, in each case, any notes thereto) contained in the Pace SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each (i) fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Pace as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not reasonably be expected to individually or in the aggregate be material) and (ii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective date thereof. Pace has no off-balance sheet arrangements that are not disclosed in the Pace SEC Reports. No financial statements other than those of Pace are required by GAAP to be included in the consolidated financial statements of Pace. The books and records of Pace have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c)            Except as and to the extent set forth in the Pace SEC Reports, neither Pace nor any Blocker Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Pace’s and such Blocker Merger Sub’s business since the date of the last Pace SEC Report.

(d)           Pace is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e)            Pace has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Pace and other material information required to be disclosed by Pace in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Pace’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Pace’s principal executive officer and principal financial officer to material information required to be included in Pace’s periodic reports required under the Exchange Act.

(f)            Pace maintains systems of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Pace maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Pace has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Pace to Pace’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Pace to record, process, summarize and report financial data. Pace has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Pace. Since April 8, 2021, there have been no material changes in Pace’s internal control over financial reporting.

(g)           There are no outstanding loans or other extensions of credit made by Pace to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Pace, and Pace has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)            Neither Pace nor Pace’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Pace, (ii) any fraud, whether or not material, that involves Pace’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Pace or (iii) any claim or allegation regarding any of the foregoing.

(i)             As of the date hereof, there are no outstanding or unresolved SEC comments from the SEC with respect to the Pace SEC Reports. To the knowledge of Pace, none of the Pace SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 7.08         Absence of Certain Changes or Events. Since its incorporation, except as expressly contemplated by this Agreement, (a) Pace has conducted its business in all material respects in the ordinary course of business and (b) there has not been a Pace Material Adverse Effect.

Section 7.09         Absence of Litigation. There is no Action pending or, to the knowledge of Pace, threatened against Pace, or any property or asset of Pace, before any Governmental Authority. Neither Pace nor any material property or asset of Pace is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Pace, continuing investigation by, any Governmental Authority.

Section 7.10         Board Approval; Vote Required.

(a)            The Pace Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Pace and its shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the shareholders of Pace approve and adopt this Agreement, the Mergers, and directed that this Agreement and the Mergers, be submitted for consideration by the shareholders of Pace at the Pace Shareholders’ Meeting.

(b)           The only vote of the holders of any class or series of shares of Pace necessary to approve the Transactions is the affirmative vote of holders present (in person or by proxy) at the Pace Shareholders’ Meeting representing (i) with respect to the Pace Proposals (other than the Domestication Merger) a majority of the then-outstanding Cayman Pace Ordinary Shares of such holders present and voting and (ii) with respect to the Domestication Merger, a majority of at least 2/3 of the then-outstanding Cayman Pace Ordinary Shares of such holders present and voting.

(c)            The board of directors of each Blocker Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the applicable Blocker Merger(s) are fair to and in the best interests of such Blocker Merger Sub and its stockholders, (ii) approved this Agreement and the applicable Blocker Merger(s) and declared their advisability and (iii) recommended that the stockholders of such Blocker Merger Sub approve and adopt this Agreement and approve the applicable Blocker Merger(s) and directed that this Agreement and the Transactions be submitted for consideration by the stockholders of such Blocker Merger Sub.

(d)            The only vote of the holders of any class or series of capital stock of each Blocker Merger Sub necessary to approve this Agreement, the applicable Blocker Merger(s) and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of common stock in such Blocker Merger Sub.

Section 7.11         No Prior Operations of Blocker Merger Subs. Each Blocker Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by its organization and this Agreement.

Section 7.12         Brokers. Except as set forth on Section 7.12 of the Pace Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Pace or any Blocker Merger Sub. Pace has provided the Company with a true and complete copy of all contracts, agreements and arrangements including its engagement letters with any of the parties set forth on Section 7.12 of the Pace Disclosure Schedule other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 7.13         Pace Trust Fund. As of the date of this Agreement, Pace has no less than $275,000,000 in the trust fund established by Pace for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $10,000,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of April 13, 2021, between Pace and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Pace has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Pace or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Pace and the Trustee that would cause the description of the Trust Agreement in the Pace SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of Pace who shall have elected to redeem their shares of Surviving Corporation Class A Common Stock pursuant to the Pace Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owed by Pace as a result of assets of Pace or interest or other income earned on the assets of Pace, (B) upon the exercise of Redemption Rights in accordance with the provisions of the Pace Organizational Documents and (C) otherwise in accordance with the Trust Agreement. As of the Effective Time, the obligations of Pace to dissolve or liquidate pursuant to the Pace Organizational Documents shall terminate, and as of the Effective Time, Pace shall have no obligation whatsoever pursuant to the Pace Organizational Documents to dissolve and liquidate the assets of Pace by reason of the consummation of the transactions contemplated hereby. To Pace’s knowledge, as of the date of this Agreement, following the Closing, no shareholder of Pace is entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising Redemption Rights. There are no Actions pending or, to the knowledge of Pace, threatened in writing with respect to the Trust Account. Pace has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Pace at the Effective Time.

Section 7.14         Employees. Other than any officers as described in the Pace SEC Reports, Pace and Blocker Merger Subs have no employees on their payroll, and have not retained any individuals as contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Pace’s officers and directors in connection with activities on Pace’s behalf in an aggregate amount not in excess of the amount of cash held by Pace outside of the Trust Account, Pace has no unsatisfied material liability with respect to any officer or director. Pace and Blocker Merger Subs have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

Section 7.15         Taxes.

(a)            All U.S. federal income and all other material Tax Returns required to be filed by or on behalf of Pace and each Blocker Merger Sub have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b)            All material Taxes owed by Pace or each Blocker Merger Sub or for which Pace or each Blocker Merger Sub may otherwise be liable (whether or not shown on any Tax Return) that are required to have been paid have been paid in full.

(c)            There is no claim against Pace for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any material Taxes or material Tax items (in each case, individually or in the aggregate) in respect of Tax Returns of Pace that has not been resolved.

(d)            No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to Pace.

(e)            Pace has not received written notice of any claim from a Taxing Authority in a jurisdiction in which it does not file Tax Returns stating that it is or may be subject to material Tax (individually or in the aggregate) in such jurisdiction.

(f)             Pace has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)            There are no liens or encumbrances for material Taxes upon any of the assets of Pace except for Permitted Liens.

(h)            Pace is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement (x) the primary purpose of which does not relate to Taxes, or (y) Pace’s obligations in respect of which are not material.

(i)             Pace has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Pace was the common parent).

(j)             Pace has no material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case, other than liabilities pursuant to an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(k)            Pace has not made any request for a material ruling in respect of Taxes pending between Pace or its subsidiaries, on the one hand, and any Taxing Authority, on the other hand.

(l)             Pace has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m)           Pace has not received a written notice from a Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has become subject to income Taxation in a country other than the country in which it is organized.

(n)            Pace will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.

Section 7.16         Registration and Listing. Prior to the Domestication Merger, the issued and outstanding Cayman Pace Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “TPGS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Pace, threatened in writing against Pace by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Cayman Pace Class A Ordinary Shares or terminate the listing of Pace on the New York Stock Exchange. Other than as contemplated by the Transactions, none of Pace or any of its affiliates has taken any action in an attempt to terminate the registration of the Cayman Pace Class A Ordinary Shares under the Exchange Act.

Section 7.17         Pace’s and Blocker Merger Subs’ Investigation and Reliance. Each of Pace and each Blocker Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Pace and Blocker Merger Subs together with expert advisors, including legal counsel, that they have engaged for such purpose. Pace, Blocker Merger Subs and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither Pace nor any Blocker Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Section 4.03 (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Pace, Blocker Merger Subs or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Pace or Blocker Merger Subs or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Pace and Blocker Merger Subs acknowledge that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 7.18         Exclusivity of Representations. Except as otherwise expressly provided in this Article VII (as modified by the Company Disclosure Schedule), Pace hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pace, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Pace, its affiliates or any of their respective Representatives by, or on behalf of, Pace, and any such representations or warranties are expressly disclaimed.

Article VIII.
CONDUCT OF BUSINESS PENDING THE MERGERS

Section 8.01         Conduct of Business Pending the Mergers.

(a)            The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 8.01(a) of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Pace shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)           the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice in all material respects; and

(ii)          the Company shall, and shall cause each Company Subsidiary to, use their commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries taken as a whole. For the avoidance of doubt, any inaction by the Company or any Company Subsidiary with respect to any of the actions prohibited by Section 8.01(c) shall not be a breach of Section 8.01(a).

(b)            Each Blocker agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 8.01(b) of the Company Disclosure Schedule, (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority) or (4) required to effect the Blocker Restructuring, unless Pace shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), such Blocker shall conduct its business in the ordinary course of business and in a manner consistent with past practice in all material respects.

(c)            By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 8.01(c) of the Company Disclosure Schedule, or (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Pace (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)            amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents (including limited liability company agreements);

(ii)           (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including, without limitation, any phantom interest), of the Company or any Company Subsidiary other than sales to a Company Subsidiary, other than the grant of equity awards to employees and service providers of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice; or (B) sell any assets of the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect;

(iii)          form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity in an amount in excess of $40,000,000 individually or $100,000,000 in the aggregate (excluding any of the transactions set forth in Section 8.01(c)(iii) of the Company Disclosure Schedule);

(iv)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, including Series D Notes (other than any such distributions made by the Company Subsidiaries to the Company or to any wholly-owned subsidiary of the Company);

(v)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi)          enter into any Contract that would need to be disclosed in Section 5.20 of the Company Disclosure Schedule, other than (1) Contracts entered into in the ordinary course of business consistent with past practice, (2) Contracts entered into on arms-length terms, or (3) Contracts requiring payments by the Company or any Company Subsidiary in an amount not to exceed $250,000;

(vii)         (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof in an amount in excess of $40,000,000 individually or $100,000,000 in the aggregate (excluding any of the transactions set forth in Section 8.01(c)(vi)(A) of the Company Disclosure Schedule); (B) incur, create, assume, refinance, guarantee or forgive any indebtedness, or issue any debt securities (including Series D Notes) or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make loans or advances, or intentionally grant any security interest in any of its assets, in each case other than in respect of (1) loans or advances to vacation rental owners in the ordinary course of business consistent with past practice, (2) indebtedness between the Company and any Company Subsidiary or between any Company Subsidiaries, (3) indebtedness refinanced in the same or lesser amount as of the date hereof or (4) indebtedness incurred following the date hereof that results in a total amount of indebtedness that is less than or equal to the sum of the aggregate amount of indebtedness as of the date hereof plus $60,000,000; provided, that the Company shall provide reasonable notice to Pace prior to incurring any amount of indebtedness in excess of $20,000,000; or (C) merge, consolidate, combine or amalgamate with any person;

(viii)        (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former executive officer, (B) enter into any new (except as permitted under clause (E)), or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former executive officer whose base salary is in excess of $250,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former executive officer whose base salary is in excess of $250,000, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers, or (E) hire any new executive officers whose base salary is in excess of $250,000 (other than hiring persons to replace former executive officers in the ordinary course of business consistent with past practice); provided, however, that the actions described in subsections (A), (B) or (C) shall be permissible to the extent made in the ordinary course of business consistent with past practice;

(ix)          adopt, amend and/or terminate any material Plan except (A) as permitted under Section 8.01(c)(viii), (B) as may be required by applicable Law, (C) as is necessary in order to consummate the Transactions, or (D) for health and welfare plan renewals in the ordinary course of business;

(x)           materially amend (other than reasonable and usual amendments in the ordinary course of business) the accounting policies or procedures of the Company and any Company Subsidiary, other than as required by GAAP;

(xi)          (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in the Company or any Company Subsidiary being treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes) in a manner inconsistent with past practice, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes);

(xii)         amend in a manner that is material and adverse to the Company or any Company Subsidiary any Material Contract;

(xiii)        fail to maintain the Leased Real Property, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of this Agreement, to the extent such failure to maintain such Leased Real Property would reasonably be expected to have a Company Material Adverse Effect;

(xiv)        fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xv)         permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xvi)        waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate; or

(xvii)       enter into any Contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Pace to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.01 shall give to Pace, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. In addition, any action taken, or omitted to be taken, by the Company or any of the Company Subsidiaries to the extent that the Company or any of the Company Subsidiaries reasonably determine to implement any COVID-19 Measure or determine that such action or omission is necessary in response to new restrictions imposed by any Governmental Authority related to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries, taken as a whole, shall not be deemed to constitute a breach of this Section 8.01. Prior to the Closing Date, each of Pace and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 8.02         Conduct of Business by Pace and Blocker Merger Subs Pending the Mergers. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with the Domestication Merger and entering into the Subscription Agreements and consummating the Private Placements and the transactions contemplated by the Forward Purchase Agreements) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Pace agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Pace and Blocker Merger Subs shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements and the transactions contemplated by the Forward Purchase Agreements) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Pace nor Blocker Merger Subs shall, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)            amend or otherwise change the Pace Organizational Documents or the applicable Blocker Merger Sub Organizational Documents or form any subsidiary of Pace other than Blocker Merger Subs;

(b)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Pace Organizational Documents;

(c)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Cayman Pace Ordinary Shares except for redemptions from the Trust Fund and conversions of the Cayman Pace Founders Shares as contemplated by this Agreement and the Cayman Pace Articles;

(d)            issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Pace or Blocker Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Pace or Blocker Merger Subs;

(e)            acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)             incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Pace, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except for any loan from the Sponsor or an affiliate thereof or certain of Pace’s officers and directors to finance Pace’s transaction costs in connection with the Transactions;

(g)            make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)            (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make, change or rescind any material election relating to Taxes in a manner inconsistent with past practice, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)             liquidate, dissolve, reorganize or otherwise wind up the business and operations of Pace or any Blocker Merger Sub;

(j)             enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(k)            enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Pace to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Pace prior to the Closing Date. Prior to the Closing Date, each of Pace and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 8.03         Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Pace on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 8.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect of any Claim; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Pace, Blocker Merger Subs or any other person (a) for legal relief against monies or other assets of Pace or Blocker Merger Subs held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Pace to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against Pace (or any successor entity) or Blocker Merger Subs in the event this Agreement is terminated for any reason and Pace consummates a business combination transaction with another party. In the event the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Pace shall be entitled to recover from the Company the associated reasonable and documented legal fees and costs in connection with any such Action, in the event that Pace prevails in such action or proceeding (as determined by a court of competent jurisdiction (in a judgement not subject to further appeal or for which the time for appeal has expired)).

Article IX.
ADDITIONAL AGREEMENTS

Section 9.01         Registration Statement.

(a)            As promptly as reasonably practicable after the date hereof (which, for the avoidance of doubt, shall be no earlier than the availability of the Delivered Financial Statements), Pace, Newco and the Company shall jointly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company, Pace or Newco), and Newco shall file with the SEC, a registration statement on Form S-4 relating to the Transactions and in connection with the registration under the Securities Act of the shares of Surviving Corporation Class A Common Stock to be issued or issuable in the Mergers to Pace, the shareholders of Pace as of immediately prior to the Effective Time, the Blocker Holders and the Company Holders pursuant to this Agreement (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus that will be included therein as a prospectus with respect to Pace and that will be used as a proxy statement with respect to the Pace Shareholders’ Meeting to adopt and approve the Pace Proposals (as defined below) and other matters reasonably related to the Pace Proposals, all in accordance with and as required by the Pace Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Designated Exchange). Each of Pace, Newco and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, and without limitation, by using its reasonable best efforts to deliver true and complete copies of the audited or reviewed consolidated balance sheet of the Company and the Company Subsidiaries as required thereunder, and the related audited and unaudited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for the applicable periods, each prepared in accordance with GAAP and, with respect to any audited financials, audited in accordance with the auditing standards of the PCAOB and the associated audit reports and consents of the Company’s independent registered public accounting firm and with respect to Pace, and without limitation, by using its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, if any); (ii) promptly notify the other of, cooperate with each other with respect to, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company, Pace, or Newco) any response and respond promptly to any comments of the SEC or its staff; (iii) cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company, Pace or Newco) any amendment or supplement to the Registration Statement / Proxy Statement; (iv) have the Registration Statement / Proxy Statement declared effective under the Securities Act, if applicable, as promptly as reasonably practicable after it is filed with the SEC; and (v) keep the Registration Statement / Proxy Statement effective, if applicable, through the Closing in order to permit the consummation of the Transactions. Each of Pace, Newco and the Company shall promptly furnish the other parties with all information concerning such party, its subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 9.01; provided, however, that neither Pace, Newco nor the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. Pace will cause the Registration Statement / Proxy Statement to be mailed to the shareholders of Pace promptly after the Registration Statement is declared effective under the Securities Act.

(b)            Newco shall promptly advise the Company and Pace of the time of effectiveness of the Registration Statement / Proxy Statement or if any supplement or amendment has been filed, if any, the issuance of any stop order relating thereto or the suspension of the qualification of the Surviving Corporation Class A Common Stock for offering or sale in any jurisdiction, and each of Pace, Newco and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The Company, Pace and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement / Proxy Statement each time before any such document is filed with the SEC, and Newco shall give reasonable and good faith consideration to any comments made by the Company, Pace and their counsel. Newco shall provide the Company, Pace and their counsel with (i) any comments or other communications, whether written or oral, that Newco or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement / Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Newco to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company, Pace or their counsel in any discussions or meetings with the SEC.

(c)            Pace represents that the information supplied by Pace, or on behalf of Pace for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Pace, (ii) the time of the Pace Shareholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to Pace or its officers or directors, should be discovered by Pace which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, Pace shall promptly inform the Company and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Pace. All documents that Pace is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)            The Company and Newco represents that the information supplied by the Company or Newco for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Pace, (ii) the time of the Pace Shareholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company, as applicable, shall promptly inform Pace and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Pace. After the Closing, all documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in connection with such Registration Statement, (x) Weil, Gotshal and Manges LLP shall furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to the Domestication Merger, (y) Latham & Watkins LLP shall furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to the tax consequences of the sale of equity of the Company by Company Holders, and (z) the Parties agree to reasonably cooperate with each other and their respective counsel to document and provide factual support for any such opinions, including by reasonably cooperating to provide customary factual support letters.

Section 9.02         Pace Shareholders’ Meeting; and Blocker Merger Subs Stockholder’s Approval.

(a)            Pace shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Registration Statement / Proxy Statement to be disseminated to its shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Pace Shareholders’ Meeting”) in accordance with the Pace Organizational Documents and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Cayman Pace Ordinary Shares to vote in favor of each of the Pace Proposals, and (b) provide its shareholders with the opportunity to elect to exercise their Redemption Rights. Pace shall, through its Board of Directors, recommend to its shareholders the (A) adoption and approval of this Agreement and the Transactions, including the Mergers by the holders of Cayman Pace Ordinary Shares in accordance with applicable Law and exchange rules and regulations and the approval of the issuance of shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock in accordance herewith (the “Transaction Proposal”); (B) the approval of the Domestication Merger (the “Domestication Merger Proposal”); (C) approval of the issuance of shares of Surviving Corporation Class A Common Stock in the Forward Purchase Agreements and Private Placements as such approval may be required under applicable rules of the Designated Exchange) (the “Issuance Proposal” and, together with the Transaction Proposal, the Domestication Merger Proposal, and the Issuance Proposal, the “Required Pace Proposals”); (D) the adoption and the approval of the Pace Equity Plan and the Pace ESPP; (E) the election of directors effective as of the Closing as contemplated by Section 3.02(f); (F) approval of any other proposals reasonably agreed by Pace and the Company to be necessary or appropriate in connection with the Transactions or that either the SEC or Designated Exchange (or their respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; and (G) the adoption and approval of a proposal for the adjournment of the Pace Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (G), together, the “Pace Proposals”). The Pace Board shall, by unanimous approval (taking into account any directors who recuse themselves as advised by outside legal counsel), recommend to its shareholders that they approve the Pace Proposals and shall include such recommendation in the Registration Statement / Proxy Statement. The Pace Board shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Pace that they vote in favor of the Pace Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Pace, a “Modification in Recommendation”); provided, that if at any time prior to obtaining the Required Pace Shareholder Approval, the Pace Board determines in good faith after consultation with outside legal counsel, in response to an Intervening Event, that the failure to make a Modification in Recommendation would constitute a violation of its fiduciary duties under applicable Law, the Pace Board may make a Modification in Recommendation solely to the extent necessary as to not violate its fiduciary duties under applicable Law. Notwithstanding the foregoing, the Pace Board may not make a Modification in Recommendation unless Pace notifies the Company in writing at least five (5) Business Days before taking that action of its intention to do so, and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to, negotiate with the Company in good faith during such five (5) Business Day period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company and, following such good faith negotiations, the Pace Board determines in good faith, based on the advice of its outside legal counsel, that a failure to make a Modification in Recommendation would constitute a breach by the Pace Board of its fiduciary duties under applicable Law.

(b)            Promptly following the execution of this Agreement, Pace shall approve and adopt this Agreement and approve the Reverse Blocker Mergers and the Transactions, as the sole stockholder of each Blocker Merger Sub. Promptly following the Reverse Blocker Effective Time, Pace shall approve the Direct Blocker Mergers as the sole stockholder of each Blocker.

Section 9.03         Access to Information; Confidentiality.

(a)            From the date of this Agreement until the Effective Time, the Company and Pace shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s Representatives reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Pace shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate any legally-binding obligation to a third party with respect to confidentiality, non-disclosure or privacy, or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)            All information previously provided in connection with this Agreement and the consummation of the transactions contemplated hereby and all information obtained by the parties pursuant to this Section 9.03 shall be kept confidential in accordance with the confidentiality agreement, dated April 14, 2021 (the “Confidentiality Agreement”), between Pace and the Company, the terms of which are incorporated herein by reference.

(c)            Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the structure and tax treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and tax treatment of the Transactions and all materials (including any tax analysis) that are provided relating to such structure or treatment, in each case, in accordance with the Confidentiality Agreement.

Section 9.04         Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the parties shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (A) with respect to the Company, any sale of a majority of the assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution, merger, tender offer or similar transaction involving such party or any of such party’s subsidiaries taken as a whole or (B) with respect to Pace, any transaction or series of related transactions under which Pace or any of its affiliates, directly or indirectly, (1) acquires or otherwise purchases any other person, (2) engages in a business combination with any other person or (3) acquires or otherwise purchases all or a material portion of the assets or businesses of any other person (in the case of each of clauses (1), (2) and (3), whether by merger, consolidation, recapitalization, purchase or issuance of equity or debt securities, tender offer or otherwise) (each of clause (A) with respect to the Company and clause (B) with respect to Pace, an “Alternative Transaction”), other than with the other parties to this Agreement and their respective Representatives, (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 9.04. Each party shall, and shall cause its subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement that prohibits such party from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 9.04 by a party or any of its subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 9.04 by such party.

Section 9.05         Employee Benefits Matters. Pace will adopt (i) a customary omnibus equity incentive plan (the “Pace Equity Plan”) in substantially the form attached hereto as Exhibit I (with such changes as may be agreed in writing by the Company, Pace and Newco), which plan will include a reserve equal to 5% of the fully diluted shares of Newco immediately following the Effective Time, with an “evergreen” feature so that, on the first day of each fiscal year that commences after the Effective Time (each, an “Evergreen Refresh Date”), a number of additional shares are added to the Pace Equity Plan equal to the lesser of (x) 3% of the fully diluted outstanding shares of Newco on the day immediately prior to the first day of such fiscal year (the “Evergreen Measurement Date”), (y) an amount of additional shares such that the total number of shares of Newco that are available for issuance under the Pace Equity Plan on the Evergreen Refresh Date after giving effect to the additional shares, equals 5% of the fully diluted outstanding shares of Newco on the Evergreen Measurement Date or (z) such lower amount as determined by the Board of Directors of the Surviving Corporation and (ii) a customary employee stock purchase plan (the “Pace ESPP”) in the form attached hereto as Exhibit J (with such changes as may be agreed in writing by the Company, Pace and Newco), which plan will include a reserve equal to 2% of the fully diluted shares of Newco immediately following the Effective Time, with an “evergreen” feature so that, on the Evergreen Refresh Date, a number of additional shares are added to the Pace ESPP equal to the lesser of (x) 1% of the fully diluted outstanding shares of Newco on the Evergreen Measurement Date, (y) an amount of additional shares such that the total number of shares of Newco that are available for issuance under the Pace ESPP on the Evergreen Refresh Date after giving effect to the additional shares, equals 2% of the fully diluted outstanding shares of Newco on the Evergreen Measurement Date or (z) such lower amount as determined by the Board of Directors of the Surviving Corporation.

Section 9.06         Directors’ and Officers’ Indemnification.

(a)            Newco agrees that with respect to the provisions of the limited liability company agreements of the Company or in any other documents relating to indemnification, advancement or expense reimbursement, such provisions shall survive the transactions contemplated by this Agreement, shall continue in full force and effect from and after the Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Effective Time of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Pace (the “Company D&O Persons”) or unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Newco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company and each former director and officer of Pace against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or Pace, as applicable, would have been permitted under applicable Law or the Company LLCA or in any other documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). To the maximum extent permitted by applicable Law, during such six (6)-year period, Newco shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company’s Organizational Documents or other applicable agreements as in effect immediately prior to the Effective Time.

(b)            Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the directors’ and officers’ insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 300% of the aggregate annual premium payable by the Company for its current directors’ and officers’ insurance policy (the “Maximum Premium”). If the Company elects to purchase such a “tail” policy prior to the Effective Time, Newco will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy for an amount less than or equal to the Maximum Premium, the Company may instead obtain as much comparable “tail” insurance as possible for an annual premium less than or equal to the Maximum Premium.

(c)            Prior to or in connection with the Closing, Newco and Pace may purchase a prepaid “tail” policy (a “Newco Tail Policy” or “Pace Tail Policy,” as applicable) with respect to each of Newco’s and Pace’s current directors’ and officers’ insurance policies covering those persons who are currently covered thereby. If Newco or Pace elects to purchase such a Newco Tail Policy or Pace Tail Policy, as applicable, prior to or in connection with the Closing, Newco will maintain such Newco Tail Policy or Pace Tail Policy, as applicable, in full force and effect for a period of no less than six years after the Closing and continue to honor its obligations thereunder.

(d)            Prior to or in connection with the Closing, Newco may purchase, subject to the Company’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Newco. From and after the date of this Agreement, Newco and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 9.06(d), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(e)            If Newco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Newco shall assume all of the obligations set forth in this Section 9.06.

(f)            On the Closing Date, Newco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Newco with the post-Closing directors and officers of Newco, which indemnification agreements shall continue to be effective following the Closing.

Section 9.07         Further Action; Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as necessary for the consummation of the Transactions and to fulfill the conditions thereto. Without limiting the generality of the foregoing, each of the parties hereto shall use its reasonable best efforts to satisfy the listing requirements of the Designated Exchange, including by (or agreeing or consenting to) effecting a reverse stock split, distributing Equity Interests of the Surviving Corporation or any other entity, whether before or after the Closing, releasing or waiving lock-up restrictions on the sale or transfer of capital stock of the Surviving Corporation or increasing the number of stockholders to the extent necessary to satisfy such listing requirements. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)            Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)            Notwithstanding the generality of the foregoing, prior to the Closing, Pace shall use its reasonable best efforts to consummate (i) the Private Placement in accordance with the Subscription Agreements and (ii) the transactions contemplated by the Forward Purchase Agreements in accordance with the terms thereof (including enforcing its rights under the Subscription Agreements to cause the PIPE Investors and under the Forward Purchase Agreements to cause the Forward Purchase Investors to pay to (or as directed by) Pace the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement and each Forward Purchase Investor’s applicable Forward Purchase Agreement, in each case in accordance with their terms), and in each case the Company shall reasonably cooperate with Pace in such efforts. Pace shall not, without the prior written consent of the Company, permit or consent to any amendment, supplement or modification to the Letter Agreement, or any Subscription Agreement or Forward Purchase Agreement if such amendment, supplement or modification of such Subscription Agreement or Forward Purchase Agreement, as applicable, (A) changes (whether by reducing or increasing) the aggregate amount of proceeds contemplated by the Private Placements or Forward Purchase Agreements, or (B) amends the conditions precedent to the obligations of the investors party thereto to consummate the Private Placements or Forward Purchase Agreements. Pace shall not, without the prior written consent of the Company, permit or consent to the transfer or assignment by any PIPE Investor or Forward Purchase Investor, as applicable, of any of such investor’s obligations under the Subscription Agreement or Forward Purchase Agreement to which such investor is party. Prior to the Closing, Pace shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to the Trust Agreement.

Section 9.08         Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Pace and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by Pace or the Company) prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement, unless otherwise agreed by the parties. After the execution of this Agreement, Pace shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Pace shall consider such comments in good faith. The Company, on the one hand, and Pace, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pace, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Pace shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Pace shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. Between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article XI) unless otherwise prohibited by applicable Law or the requirements of the Designated Exchange, each of Pace and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party except to the extent required by applicable Law or stock exchange rules. Furthermore, nothing contained in this Section 9.08 shall prevent Pace or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 9.08.

Section 9.09         Stock Exchange Listing. Newco will use its reasonable best efforts to cause: (a) the Surviving Corporation Class A Common Stock issued in connection with the Transactions (including the Mergers) to be approved for listing on the New York Stock Exchange or NASDAQ, which, for the avoidance of doubt, includes all sub-exchanges of the New York Stock Exchange and NASDAQ (such exchange, the “Designated Exchange”); (b) Newco to satisfy all applicable initial and continuing listing requirements of the Designated Exchange; and (c) the Surviving Corporation Class A Common Stock issuable in accordance with this Agreement, including the Transactions, to be approved for listing on the Designated Exchange (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, prior to the Effective Time. On or prior to the Closing, if Newco receives any written or, to the knowledge of Newco, oral notice from the Designated Exchange that Newco has failed, or would reasonably be expected to fail, to meet the Designated Exchange listing requirements as of the Closing for any reason (such notice a “Designated Exchange Notice”), then Newco shall use commercially reasonable efforts to give prompt written notice of such Designated Exchange Notice to Pace, including a copy of any written Designated Exchange Notice or a summary of any oral Designated Exchange Notice. During the period from the date hereof until the Domestication Merger, Pace shall use its reasonable best efforts to keep the Cayman Pace Class A Ordinary Shares listed for trading on the New York Stock Exchange.

Section 9.10         Antitrust.

(a)            To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Pace each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act; provided, if the Closing occurs, the fees of each Party will be paid in accordance with Section 11.03. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)            Pace and the Company each shall, in connection with its efforts to obtain all Requisite Company Approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 9.10(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c)            No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 9.11         Trust Account. As of the Effective Time, the obligations of Pace to dissolve or liquidate within a specified time period as contained in the Cayman Pace Articles will be terminated and Pace shall have no obligation whatsoever to dissolve and liquidate the assets of Pace by reason of the consummation of the Mergers or otherwise, and no shareholder of Pace shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Pace shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Pace (to be held as available cash for immediate use on the balance sheet of Pace, and to be used (a) to pay the Company’s and Pace’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 9.12         Tax Matters.

(a)            The Company shall prepare and file, or cause to be prepared and filed (and, if applicable, Newco shall reasonably cooperate in filing), at the cost and expense of the Company, all applicable Income Tax Returns of the Company and the Company Subsidiaries for any taxable period ending on or prior to or including the Closing Date and that are due after the Closing Date (collectively, the “Company Prepared Returns”). Each Company Prepared Return shall be prepared in a manner consistent with the Company’s past practices except as otherwise required by applicable Law or as provided herein. Each Company Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Company Holders’ Representative for review and approval no later than 20 days prior to the due date for filing such Tax Return (taking into account applicable extensions). No Company Prepared Return may be filed or amended after the Closing without the prior written consent of the Company Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Income Tax Return of the Company for any Straddle Period shall utilize the “interim closing method” under Treasury Regulations Section 1.706-4 (or any similar provision of state, local or non-U.S. Law) with respect to allocations to be made in connection with the consummation of the transactions contemplated by this Agreement (with such interim closing occurring as of the Closing Date). Newco and the Company shall take all actions required so that the Company and each Company Subsidiary will have made a valid election pursuant to Section 754 of the Code (and any similar elections available under similar provisions of state or local Law) that is effective for the taxable period that includes the Closing Date. For the avoidance of doubt, all Tax Returns of the Company (other than Company Prepared Returns) that are filed after the Closing Date shall be prepared and filed in accordance with the terms of the Fourth A&R LLCA.

(b)            After the Closing, without the prior written consent of the Company Holders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Newco shall not (and shall neither cause nor permit the Company or any Company Subsidiary to) take any of the following actions: (A) amend, re-file or otherwise modify any Income Tax Return of the Company for any Pre-Closing Tax Period or file any Income Tax Return with respect to the Company for any Pre-Closing Tax Period in any jurisdiction in which the Company has not previously filed such returns for any Pre-Closing Tax Period, (B) enter into an agreement to extend the statute of limitations with respect to any Income Tax Returns of the Company for any Pre-Closing Tax Period, (C) make any Tax election or take any position on any Tax Return with respect to the Company that would have retroactive effect to a Pre-Closing Tax Period that would reasonably be expected to increase the Tax liability of or adversely affect the Tax position of a Company Holder (or a direct or indirect owners of a Company Holder) with respect to such Pre-Closing Tax Period, or (D) initiate discussion, voluntary disclosure or examination with any Taxing Authority regarding Income Tax Returns of the Company for any Pre-Closing Tax Period. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.12.

(c)            For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), the Parties intend that:

 (i)           the Domestication Merger be treated as a reorganization with the meaning of Section 368(a)(1)(F) of the Code;

 (ii)          each Reverse Blocker Merger and its corresponding Direct Blocker Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a reorganization within the meaning of Section 368(a) of the Code;

 (iii)         the Company Recapitalization be treated as a recapitalization event in which no taxable gain or loss is recognized and the Company be treated as continuing as a partnership pursuant to Section 708(a) of the Code following the Closing Date;

 (iv)         each Company Holder that, consistent with the Allocation Schedule and the terms of this Agreement, sells Company Common Units to Newco on the Closing Date in exchange for cash shall be treated as having disposed of such Company Common Units in a taxable exchange;

 (v)          the contribution described in Section 2.01(h) be treated as a contribution of the assets held by Newco after the Mergers (other than Equity Interests of the Company) to the Company in a contribution described in Section 721(a) of the Code (such treatment in clauses (c)(i) through (v), the “Intended Tax Treatment”).

 (vi)         The Parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or other binding settlement with a Taxing Authority.

(d)            By executing this Agreement, the applicable Parties hereby adopt an applicable “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to the Domestication Merger and each applicable Blocker Merger, and each Party that is a party to such plan of reorganization (as determined for U.S. federal income tax purposes) agrees to file the statement required by Treasury Regulations Section 1.368-3(a) (and take any other actions reasonably required to cause the Domestication Merger and the Blocker Mergers to so qualify).

(e)            Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed by the Company and Tax Returns pursuant to Section 9.12(a), including, if applicable Newco, signing and filing or causing to be signed and filed Company Prepared Returns that have been prepared in accordance with Section 9.12(a) on behalf of the Company, and any Tax Proceeding with respect to Taxes or Tax Returns of the Company, and in connection with any reasonable request made by a Company Holder (including a request for information) to enable such Company Holder to complete Tax compliance and reporting obligations with respect to such Company Holder. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax-related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, Newco, the Company, and the other Parties (to the extent such Parties have any such books and records in their possession) shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the seven-year anniversary of the Closing Date (unless required to be retained for a longer period by Law), and to abide by all record retention agreements entered into with any Taxing Authority. The Parties shall (and shall cause their respective Affiliates (other than the Company after the Closing) to) provide any information reasonably requested to allow Newco or the Company or a Company Holder to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws.

(f)            Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Pre-Closing Period Tax Proceeding. Such notification shall specify in reasonable detail the subject matter of such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority. In connection with any Tax Proceeding:

(i)            The Company Holders’ Representative shall have the right to control, at the cost and expense of the Company, any Pre-Closing Period Tax Proceeding; provided, however, that (A) Newco (at the cost and expense of the Company) shall have the right to participate in any such Tax Proceeding, (B) the Company Holders’ Representative shall use its commercially reasonable efforts to keep Newco reasonably informed with respect to such Tax Proceeding, (C) the Company Holders’ Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Newco, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise, or abandonment would reasonably be expected to adversely affect the Tax Liability or Tax position of Newco or the Company, as applicable, and (D) the Company Holders’ Representative shall conduct the control of such Tax Proceeding diligently and in good faith.

(ii)            Newco, at the cost and expense of the Company, will control any Pre-Closing Period Tax Proceeding that the Company Holders’ Representative does not control under Section 9.12(f)(i) as a result of the Company Holders’ Representative election, in writing, not to control such Tax Proceeding; provided, however, the Company Holders’ Representative (at its sole cost and expense) shall have the right to participate in any such Tax Proceeding and Newco shall (x) use its commercially reasonable efforts to keep the Company Holders’ Representative reasonably informed with respect to such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Company Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise or abandonment would reasonably be expected to adversely affect the Tax Liability or Tax position of any Company Holder (or any direct or indirect owners of a Company Holder), and (z) conduct the control of such Tax Proceeding diligently and in good faith.

(g)            The Company shall prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to, and shall pay or cause to be paid, all Transfer Taxes relating to transfers that are the subject of this Agreement. If required by applicable Law, the other Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(h)            The Parties agree that (i) no election under Section 6221(b) of the Code shall be made with respect to any taxable year of the Company that ends on or before or includes the Closing Date; and (ii) if directed by the Company Holders’ Representative, (A) the Company (or any relevant Company Subsidiary) shall make or not make the election provided for in Section 1101(g)(4) of the Bipartisan Budget Act of 2015 (or any similar election available under U.S. state or local Law), and (B) with respect to any Tax liability arising out of a Tax audit, examination or similar proceeding or assessment relating to the Company or the Company Subsidiaries, the Company or any applicable Company Subsidiary shall not make the election provided for in Section 6226 of the Code (or any similar election for U.S. state or local Law) with respect to such liability and shall instead pay any “imputed underpayment” (or any similar liability imposed under other provisions of applicable Tax law) at the Company or relevant entity-level. To the extent permitted by applicable Law and within the scope of its authority, the Company Holders’ Representative shall cause itself, or a Person that the Company Holders’ Representative reasonably believes will act at the Company Holders’ Representative’s direction, to be the “partnership representative” (as such term is used in the Code) for any taxable year ending on or before the Closing Date for which the Company is treated as a partnership for U.S. federal income tax purposes (and Newco and the Company shall reasonably cooperate in connection with such matters, and in designating any applicable “designated individual). Without the prior written consent of the Company Holders’ Representative (which may be withheld in the Company Holders’ Representative’s discretion), in no event will any Company Holder be required to amend any Tax Return in connection with the procedures described under Section 6225 of the Code or undertake any other alternative to the payment by the Company or any Company Subsidiary of any imputed underpayment (or similar amount) as provided in this Section 9.13(h), or undertake any other alternative to the payment by the Company or any Company Subsidiary of any imputed underpayment as provided in this Section 9.13(h), or undertake any indemnification or reimbursement obligation to the Company or any Company Subsidiary in connection with the liabilities described in this Section 9.13(h).

(i)             The Parties agree to allocate that amount of taxable consideration received in the Merger for purposes of determining the U.S. federal income Tax consequences of the transactions contemplated by this Agreement (consistent with the Intended Tax Treatment and including for purposes of applying Sections 751, 743, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder) using any reasonable allocation methodology that is selected by the Company Holder’s Representative in consultation with Newco.

(j)             The Parties agree to treat, for U.S. federal income tax purposes, the taxable year of Pace as ending on the close of the date on which the Domestication Merger occurs.

(k)            At the Closing, each Blocker shall deliver to Newco (i) a certification, dated as of the Closing Date, in accordance with Sections 1445(b)(3) of the Code (and meeting the requirements described in Treasury Regulations Section 1.1445-2(c)(3) and Treasury Regulations Section 1.897-2(h)(2)), certifying that the Equity Interests in such Blocker are not “United States real property interests” along with the related notice to the IRS and (ii) a properly executed IRS Form W-9 dated as of the Closing Date.

(l)             At or around the Closing, Newco shall deliver to the Company a certification on behalf of Newco (after the Domestication Merger), dated as of the Closing Date, in accordance with Sections 1445(b)(3) of the Code (and meeting the requirements described in Treasury Regulations Section 1.1445-2(c)(3) and Treasury Regulations Section 1.897-2(h)(2)), certifying that interests in Newco are not “United States real property interests” along with the related notice to the IRS.

Section 9.13         Written Consent. As promptly as reasonably practicable (and in any event within five Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Written Consent Deadline”), the Company shall obtain and deliver to Pace a true and correct copy of an irrevocable written consent (in the form of Exhibit F) approving this Agreement, the Allocation Schedule, the other Transaction Documents to which the Company or any Blocker, as applicable, is or will be a party and the Transactions (including the Mergers, as applicable) that is duly executed by the Company Holders and Blocker Holders that constitute Requisite Company Approval (the “Written Consent”). As contemplated by Section 9.16(b), such Written Consent shall also approve the termination of (a) the agreements set forth on Section 5.20 of the Company Disclosure Schedule and (b) the agreements set forth on Section 9.16(b) of the Company Disclosure Schedule.

Section 9.14         Delivered Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of as soon as reasonably practicable following the date of this Agreement the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020, and the related audited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for the three-year period ended December 31, 2020 audited in accordance with the auditing standards of the PCAOB and (collectively, the “Delivered Financial Statements”).

Section 9.15         Certain Company Matters. Immediately prior to the Closing, the Company shall, and shall cause its affiliates to, terminate or cause to be terminated the agreements set forth on Section 9.15 of the Company Disclosure Schedule. No such agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing, and the Company and each Company Subsidiary shall be released from all Liabilities thereunder effective as of the Closing.

Section 9.16         Fourth A&R LLCA. At the effective time of the Company Recapitalization, the Company LLCA, as in effect immediately prior to the effective time of the Company Recapitalization, shall be amended and restated in its entirety in the form of the Fourth A&R LLCA, and such Fourth A&R LLCA, as so amended and restated, shall be the limited liability company agreement of the Company until thereafter amended as provided by the DLLCA and such limited liability company agreement. Pursuant to the Fourth A&R LLCA, the Surviving Corporation shall become the Managing Member (as defined in the Fourth A&R LLCA) of the Company at the Effective Time.

Section 9.17         Blocker Restructuring. Prior to the Effective Time, each of the Blockers shall take all such action within its power as may be necessary or appropriate to complete the Blocker Restructuring as set forth on Schedule D.

Section 9.18         Post-Closing Directors and Officers of the Surviving Corporation. Subject to the terms of the Stockholders’ Agreement and the Surviving Corporation Certificate of Incorporation and Surviving Corporation Bylaws, the Surviving Corporation shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the Board of Directors and executive officers of the Surviving Corporation shall be as set forth on Schedule F.

Article X.
CONDITIONS TO THE MERGERS

Section 10.01       Conditions to the Obligations of Each Party. The obligations of the Company, Pace, the Blockers and Blocker Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or as of to the Effective Time of the following conditions:

(a)            Written Consent. The Written Consent shall have been delivered to Pace.

(b)            Pace Shareholders’ Approval. The Pace Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Pace in accordance with the Registration Statement / Proxy Statement, the DGCL, the Pace Organizational Documents, the Companies Act (where applicable), and the rules and regulations of the Designated Exchange.

(c)            No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any judgment, decree, or executive order which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d)            HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e)            Stock Exchange Listing. The initial listing application with the Designated Exchange in connection with the transactions contemplated by this Agreement with respect to the shares of Surviving Corporation Class A Common Stock shall have been approved and, immediately following the Effective Time, Newco shall satisfy any applicable initial and continuing listing requirements of the Designated Exchange with respect to the shares of Surviving Corporation Class A Common Stock, and there shall not have been any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of Surviving Corporation Class A Common Stock shall have been approved for listing on the Designated Exchange, as of the Closing Date (subject to the satisfaction of all other requirements set forth in this Section 10.01(e)).

(f)            Domestication Merger. The Domestication Merger shall have been completed on the Domestication Closing Date and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to Pace and the Company.

(g)            Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

(h)            Pace Net Tangible Assets. Pace shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights (and following the Private Placements) in accordance with the Pace Organizational Documents.

Section 10.02       Conditions to the Obligations of Pace and Blocker Merger Subs. The obligations of Pace and Blocker Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or as of the Effective Time of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of the Company and the Blockers contained in (i) Section 5.08(c) shall be true and correct in all respects as of the Closing Date, (ii) Section 5.01, Section 5.03(a), Section 5.04(e), Section 5.22, Section 6.01, Section 6.02(a), (b) and Section 6.06 shall each be true and correct in all material respects as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date) and (iii) the other provisions of Article V and Article VI, shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to (A) with respect to Section 4.03, have a Company Material Adverse Effect and (B) with respect to Article VI, prevent, materially delay or materially impede the performance by Blocker of its obligations under this Agreement or the consummation of the Mergers and the Transactions.

(b)            Agreements and Covenants. Each of the Company and each Blocker shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, that for purposes of this Section 10.02(b), a covenant of the Company or any Blocker shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within thirty (30) days after notice (or if earlier, the Outside Date).

(c)            Officer Certificate. (i) The Company shall have delivered to Pace a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 10.02(a) and Section 10.02(b) (other than as related to the Blockers) and (ii) each Blocker shall have delivered to Pace a certificate, dated the date of the Closing, signed by an officer of such Blocker, certifying as to the satisfaction of the conditions specified in Section 10.02(a) and Section 10.02(b) with respect to such Blockers.

(d)            Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e)            Deliveries. The Company shall have delivered or cause to be delivered, (i) copies of the Fourth A&R LLCA, duly executed by Company Holders whose signatures are required to approve the Fourth A&R LLCA, and (ii) copies of the Tax Receivable Agreement, duly executed by the Company.

Section 10.03         Conditions to the Obligations of the Company and the Blockers. The obligations of the Company and the Blockers to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or as of the Effective Time of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of Pace and Blocker Merger Subs contained in (i) Section 7.08(b) shall be true and correct in all respects as of the Closing Date, (ii) Section 7.01, Section 7.03 (other than clauses (a) and (e))thereof, which is subject to clause (iii) below), Section 7.04 and Section 7.12 shall each be true and correct in all material respects as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), (iii) Section 7.03(a) and Section 7.03(e) shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 8.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Pace, any Blocker Merger Sub or their affiliates and (iv) the other provisions of Article VII shall be true and correct in all respects (without giving effect to any “materiality,” “Pace Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Pace Material Adverse Effect.

(b)            Agreements and Covenants. Pace and Blocker Merger Subs shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, that for purposes of this Section 10.03(b), a covenant of Pace or any Blocker Merger Sub shall only be deemed to have not been performed if Pace or any Blocker Merger Sub has materially breached such material covenant and failed to cure within thirty (30) days after notice (or if earlier, the Outside Date).

(c)            Officer Certificate. Pace shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Pace, certifying as to the satisfaction of the conditions specified in Section 10.03(a) and Section 10.03(b).

(d)            Available Cash. The amount of Available Cash shall not be less than $300,000,000 (the “Minimum Cash Condition”).

(e)            Deliveries. Newco shall have delivered, or cause to be delivered, to the Company (i) a copy of the Fourth A&R LLCA, duly executed by Newco, and (ii) a copy of the Tax Receivable Agreement, duly executed by Newco.

Article XI.
TERMINATION, AMENDMENT AND WAIVER

Section 11.01         Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Company Approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Pace, as follows:

(a)            by mutual written consent of Pace and the Company; or

(b)            by either Pace or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (as extended in accordance with this Agreement, the “Outside Date”); provided, however, that (i) if the SEC has not declared the Registration Statement / Proxy Statement effective on or prior to the Outside Date, the Outside Date shall be automatically extended by thirty (30) days and (ii) this Agreement may not be terminated under this Section 11.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have proximately caused the failure to consummate the Transactions on or prior to the Outside Date; and provided, further, that in the event that any statute or formal published regulation is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c)            by either Pace or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers; or

(d)            by the Company if any of the Pace Proposals shall fail to receive the Required Pace Shareholder Approval at the Pace Shareholders’ Meeting; or

(e)            by Pace if any of the representations or warranties set forth in Article V, or Article VI shall not be true and correct or if the Company or any Blocker has failed to perform any covenant or agreement on the part of the Company or any Blocker, as applicable, set forth in this Agreement, such that the conditions set forth in Sections 10.02(a) or 10.02(b) would not be satisfied (“Terminating Company Breach”); provided neither Pace nor any Blocker Merger Sub is then in breach of their respective representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 10.03(a) or Section 10.03(b) from being satisfied; provided further that, if such Terminating Company Breach is curable by the Company, Pace may not terminate this Agreement under this Section 11.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by Pace to the Company and (y) the Outside Date;

(f)             by the Company if any of the representations or warranties set forth in Article VII shall not be true and correct or if Pace or any Blocker Merger Sub has failed to perform any covenant or agreement on the part of Pace or any Blocker Merger Sub, as applicable, set forth in this Agreement such that the conditions set forth in Sections 10.03(a) or 10.03(b) would not be satisfied (“Terminating Pace Breach”); provided that neither the Company nor any Blocker is then in breach of their representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 10.02(a) or Section 10.02(b) from being satisfied; provided, however, that, if such Terminating Pace Breach is curable by Pace and Blocker Merger Subs, the Company may not terminate this Agreement under this Section 11.01(f) for so long as Pace and Blocker Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by the Company to Pace and (y) the Outside Date; or

(g)            by Pace, if the Company does not deliver, or cause to be delivered to Pace, the Written Consent in accordance with this Agreement on or prior to the Written Consent Deadline.

Section 11.02         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void, and there shall be no Liability or obligation under this Agreement on the part of any Party hereto or its respective Affiliates, officers, directors or stockholders, except as set forth in Section 9.03(a), Section 9.03(b), this Section 11.02 or Article XII, and any corresponding definitions set forth in Article I, (to the extent relating to the foregoing) which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 11.01 shall not affect (i) any Liability on the part of any Party for any willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Forward Purchase Agreement, any Confidentiality Agreement or any Transaction Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Section 11.03         Expenses. Except as set forth in this Section 11.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated; provided that if the Closing shall occur, the Surviving Corporation shall pay or cause to be paid, as soon as reasonably practicable upon consummation of the Mergers and release of proceeds from the Trust Account, the unpaid Company Expenses and the unpaid Pace Expenses.

Section 11.04         Amendment. This Agreement may be amended in writing by the Company, Newco and Pace at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Company, Newco and Pace.

Section 11.05         Waiver. At any time prior to the Effective Time, (a) Pace may (i) extend the time for the performance of any obligation or other act of the Company or the Blockers, (ii) waive any inaccuracy in the representations and warranties of the Company or the Blockers contained herein or in any document delivered by the Company and/or the Blockers pursuant hereto and (iii) waive compliance with any agreement of the Company or the Blockers or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Pace or Blocker Merger Subs, (ii) waive any inaccuracy in the representations and warranties of Pace or Blocker Merger Subs contained herein or in any document delivered by Pace and/or Blocker Merger Subs pursuant hereto and (iii) waive compliance with any agreement of Pace or Blocker Merger Subs or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Article XII.
GENERAL PROVISIONS

Section 12.01         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.01); provided that, any notice delivered in person or by registered or certified mail shall also be delivered by email:

if to Pace or Blocker Merger Subs:

TPG Pace Solutions Corp.
301 Commerce St., Suite 3300
Fort Worth, TX
Attention: Jerry Neugebauer; Michael Lagatta
Email: officeofthegeneralcounsel@tpg.com

with a copy to:

Weil, Gotshal & Manges LLP
767 5th Avenue
Ney York, NY 10153
Attention: Douglas P. Warner

   Christopher R. Machera
Email: doug.warner@weil.com

     chris.machera@weil.com

if to the Company or TK Newco:

Vacasa Holdings LLC
850 NW 13th Ave
Portland, OR 97209
Attention: Lisa Jurinka, Chief Legal Officer

Email: legal@vacasa.com with a copy to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill, Eric Schwartzman and Nicholas Luongo
Email: Justin.Hamill@lw.com; Eric.Schwartzman@lw.com;
Nick.Luongo@lw.com

if to the Blockers:

Company Holders’ Representative
c/o Silver Lake Management Company V, L.L.C.
55 Hudson yards
550 West 34th Street, 40th Floor
New York, NY 10001
Attention: Andy Schader & Jennifer Gautier
Email: andy.schader@SilverLake.com; jennifer.gautier@silverlake.com

Section 12.02         Nonsurvival of Representations, Warranties and Covenants. Other than the representations, warranties, covenants, set forth in Section 4.01, Section 5.24, and Section 7.18, each of which shall survive following the Effective Time, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII and any corresponding definitions set forth in Article I.

Section 12.03         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.04         Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other Parties hereto.

Section 12.05         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 9.05, 11.02 and 12.11 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 12.06         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 12.07         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.07.

Section 12.08         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.09         Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.10         Specific Performance.

(a)            The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)            Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

Section 12.11         No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”). In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 12.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Section 12.12         Company Holders’ Representative

(a)            Each Company Holder, undersigned Blocker Holder and Blocker (“Represented Holders”) irrevocably constitutes and appoints SLP Venice Aggregator, L.P. as the “Company Holders’ Representative”, such Represented Holder’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes him acting for such Represented Holder and in such Represented Holder’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, as fully to all intents and purposes as such Represented Holder might or could do in person, including to:

(i)              take any and all actions (including executing and delivering any documents or amendments, incurring any costs and expenses on behalf of the Represented Holders) and make any and all determinations which may be required or permitted in connection with the implementation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(ii)             give and receive notices and communications under this Agreement and the Ancillary Agreements;

(iii)            negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Pace or its Affiliates arising out of or in respect of this Agreement or the Ancillary Agreements;

(iv)            retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby; and

(v)             to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing or that is, in the opinion of the Company Holders’ Representative, necessary or advisable to effectuate the foregoing.

(b)            Each of the Represented Holders acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Company Holders’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Company Holders’ Representative, such Represented Holder shall be bound by such documents as fully as if such Represented Holder had executed and delivered such documents.

(c)            Upon the death, disability or incapacity of the initial Company Holders’ Representative appointed pursuant to 12.12(a), each of the Represented Holders acknowledges and agrees then such Person as is appointed by the Represented Holders who held a majority of the outstanding Company Equity Securities immediately prior to the Closing shall be the Company Holders’ Representative. The Company Holders’ Representative may resign at any time; provided that it must provide the Represented Holders who held a majority of the Company Equity Securities immediately prior to Closing thirty (30) days’ prior written notice of such decision to resign. The Company Holders’ Representative shall not receive compensation for service in such capacity. The designation of any Person as the Company Holders’ Representative is and shall be coupled with an interest, and, except as set forth in this Section 12.12, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Represented Holders.

(d)            Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Company Holders’ Representative in connection herewith shall be absolutely and irrevocably binding upon the Represented Holders as if such Person had taken or not taken such action, exercised such rights, power or authority or made such decision or determination in its own capacity, and Pace may rely upon such action, exercise of right, power, or authority or such decision or determination of the Company Holders’ Representative as the action, inaction, exercise, right, power, or authority, or decision or determination of such Person, and no Represented Holder shall have the right to object, dissent, protest or otherwise contest the same. Pace and the Company Holders’ Representative are hereby relieved from any liability to any Person for any acts done by the Company Holders’ Representative and any acts done by Pace in accordance with any decision, act, consent or instruction of the Company Holders’ Representative or Pace.

[Signature Page Follows.]

IN WITNESS WHEREOF, Pace, Blocker Merger Subs, the Blockers, Blocker Holders and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VACASA HOLDINGS LLC

By:	/s/ Matt Roberts
	Name:	Matt Roberts
	Title:	Chief Executive Officer

VACASA, INC.

By:	/s/ Matt Roberts
	Name:	Matt Roberts
	Title:	President

TURNKEY VACATIONS, INC.

By:	/s/ John Banczak
	Name:	John Banczak
	Title:	President

TPG PACE SOLUTIONS CORP.

By:	/s/ Eduardo Tamraz
	Name:	Eduardo Tamraz
	Title:	President

101

VOYAGE BLOCKER I, INC.

By:	/s/ Ken Murphy
	Name:	Ken Murphy
	Title:	Vice President

VOYAGE BLOCKER II, INC.

By:	/s/ Ken Murphy
	Name:	Ken Murphy
	Title:	Vice President

VOYAGE BLOCKER III, INC.

By:	/s/ Ken Murphy
	Name:	Ken Murphy
	Title:	Vice President

VOYAGE BLOCKER IV, INC.

By:	/s/ Ken Murphy
	Name:	Ken Murphy
	Title:	Vice President

VOYAGE BLOCKER V, INC.

By:	/s/ Ken Murphy
	Name:	Ken Murphy
	Title:	Vice President

VOYAGE BLOCKER VI, INC.

By:	/s/ Ken Murphy
	Name:	Ken Murphy
	Title:	Vice President

102

VOYAGE BLOCKER VII, INC.

By:	/s/ Ken Murphy
	Name:	Ken Murphy
	Title:	Vice President

VOYAGE BLOCKER VIII, INC.

By:	/s/ Ken Murphy
	Name:	Ken Murphy
	Title:	Vice President

VOYAGE BLOCKER IX, INC.

By:	/s/ Ken Murphy
	Name:	Ken Murphy
	Title:	Vice President

103

SLP V VENICE FEEDER I, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES V, L.P., its general partner

By:	SLTA V (GP), L.L.C., its general partner

By:	Silver Lake Group L.L.C., its managing member

By:	/s/ Joerg Adams
	Name:	Joerg Adams
	Title:	Managing Director

104

SLP V VENICE BLOCKER, L.L.C.

By:	SLP V VENICE FEEDER I, L.P., its managing member

By:	SILVER LAKE TECHNOLOGY ASSOCIATES V, L.P., its general partner

By:	SLTA V (GP), L.L.C., its general partner

By:	Silver Lake Group L.L.C., its managing member

By:	/s/ Joerg Adams
	Name:	Joerg Adams
	Title:	Managing Director

105

RW VACASA, LLC,

By:	Riverwood Capital II L.P., its manager

By:	Riverwood Capital GP II Ltd, its general partner

By:	/s/ Jeffrey T. Parks
	Name:	Jeffrey T. Parks
	Title:	Director

RCP III VACASA BLOCKER, LLC

By:	Riverwood Capital III L.P., its manager

By:	Riverwood Capital GP III Ltd, its general partner

By:	/s/ Jeffrey T. Parks
	Name:	Jeffrey T. Parks
	Title:	Director

RCP III (A) VACASA BLOCKER, LLC

By:	Riverwood Capital III L.P., its manager

By:	Riverwood Capital GP III Ltd, its general partner

By:	/s/ Jeffrey T. Parks
	Name:	Jeffrey T. Parks
	Title:	Director

106

RW INDUSTRIOUS BLOCKER L.P.

By:	Riverwood Capital II L.P., its manager

By:	Riverwood Capital GP II Ltd, its general partner

By:	/s/ Jeffrey T. Parks
	Name:	Jeffrey T. Parks
	Title:	Director

RCP III BLOCKER FEEDER, L.P.

By:	Riverwood Capital III L.P., its manager

By:	Riverwood Capital GP III Ltd, its general partner

By:	/s/ Jeffrey T. Parks
	Name:	Jeffrey T. Parks
	Title:	Director

RCP III (A) BLOCKER FEEDER, L.P.

By:	Riverwood Capital III L.P., its manager

By:	Riverwood Capital GP III Ltd, its general partner

By:	/s/ Jeffrey T. Parks
	Name:	Jeffrey T. Parks
	Title:	Director

107

LEVEL EQUITY OPPORTUNITIES FUND 2015, L.P.

By:	Level Equity Partners II (GP), L.P., its general partner

By:	Level Equity Associates II, LLC, its general partner

By:	/s/ Benjamin S. Levin
	Name:	Benjamin S. Levin
	Title:	Co-CEO

LEVEL EQUITY OPPORTUNITIES FUND 2018, L.P.

By:	Level Equity Partners IV (GP), L.P., its general partner

By:	Level Equity Associates IV, LLC, its general partner

By:	/s/ Benjamin S. Levin
	Name:	Benjamin S. Levin
	Title:	Co-CEO

LEGP II AIV(B), L.P.

By:	Level Equity Partners II (GP), L.P., its general partner

By:	Level Equity Associates II, LLC, its general partner

By:	/s/ Nathan Lim
	Name:	Nathan Lim
	Title:	Chief Operating Officer

108

LEOF 2015 BLOCKER (VCS), INC.

By:	/s/ Nathan Lim
	Name:	Nathan Lim
	Title:	Chief Operating Officer

LEOF 2018 BLOCKER (VCS), INC.

By:	/s/ Nathan Lim
	Name:	Nathan Lim
	Title:	Chief Operating Officer

LEGP II VCS BLOCKER, INC.

By:	/s/ Nathan Lim
	Name:	Nathan Lim
	Title:	Vice President

109

NSG IV BLOCKED AIV, L.P.,

By:	/s/ Marc Lederman
	Name:	Marc Lederman
	Title:	COO

110

NSG IV VACASA BLOCKER CORPORATION

By:	/s/ Marc Lederman
	Name:	Marc Lederman
	Title:	COO & GP

111